MISSION STATEMENT


   Delta will continue to be a premier provider of natural gas services while having a positive impact on its customers, employees and shareholders.





TO OUR SHAREHOLDERS




Delta had a successful year in 2005, as reflected by our earnings of $1.55 per common share. Our earnings continued to improve as we implemented new rates in October, 2004 from our rate case that was filed in April, 2004. We received over $2.7 million of additional annual revenues from this case.

The weather in fiscal 2005 was 8% warmer than thirty-year average (normal) temperatures. We were able to adjust rates to our customers through our weather normalization tariff this past winter to reflect the warmer weather and this lessened the negative impact of the warmer weather.

Our subsidiaries continued to perform well in 2005 and contributed significantly to our improved consolidated earnings by continuing to supplement our regulated results. Our transportation revenues continued to increase, and we had a throughput of over 16 billion cubic feet for 2005.

We are again in the gas injection cycle with our Canada Mountain underground storage field in order to be able to meet planned withdrawals this coming winter. We use this storage capacity to help meet our peak day and seasonal needs as well as to keep our rates to our customers as low as possible. The use of this storage helps us to mitigate the impacts to our customers of a volatile national market for natural gas supplies.

We want to acknowledge the dedication and hard work of all our employees this past year. They are all to be commended for helping provide our successful results in 2005. It is through their collective efforts that we are able to continue to offer high quality service to all our customers and we sincerely thank each of them for all that they do.

Thank you for supporting Delta as one of our owners. We appreciate your continued interest in the Company. Your Board of Directors met on August 16, 2005 and increased the quarterly dividend to $.30 per common share, to be paid September 15 to shareholders of record on September 1. This 1.7 % increase in the dividend reflects the Board's confidence in Delta's future.

It is with sadness that we acknowledge the death of John D. Harrison during this past year. John assisted in the founding of Delta and served the Company for many years as an officer and Board member. His wise counsel, wit and dedication to Delta were greatly appreciated.


                                      Sincerely,

                                      /s/Harrison D. Peet

                                      Harrison D. Peet
                                      Chairman of the Board



                                      /s/Glenn R. Jennings

                                      Glenn R. Jennings
                                      President and Chief Executive Officer

                                      August 17, 2005



  Selected Financial Information

  For the Years Ended June 30,
                                                2005             2004             2003               2002             2001

  Summary of Operations ($)

     Operating revenues (a)                  84,181,233       79,193,614       68,380,263       55,870,219         70,770,156

     Operating income (a)                     9,386,927        8,173,304        8,526,366        8,401,452          8,721,719

     Net income (a)                           4,998,619        3,838,059        3,850,607        3,636,713          3,635,895

     Basic and diluted earnings
        per common share (a)                       1.55             1.20             1.46             1.45               1.47

     Dividends declared
       per common share                            1.18             1.18             1.18             1.16               1.14

  Total Assets ($)                          144,762,217      138,372,129      133,287,316      127,141,327        124,179,138

  Capitalization ($)

     Common shareholders'
        equity (b)                           50,799,454       48,830,161       45,892,597       34,182,277         32,754,560

     Long-term debt  (b)                     52,707,000       53,049,000       53,373,000       48,600,000         49,258,902

        Total capitalization                103,506,454      101,879,161       99,265,597       82,782,277         82,013,462

  Short-Term Debt ($) (b)(c)                  7,609,122        6,388,180        2,681,099       21,105,000         19,250,000

  Capital Expenditures ($)                    5,338,356        8,959,153        8,839,091        9,748,304          7,069,713



  ____________________




(a) We recorded 58,000 Mcf of unbilled sales at June 30, 2005, resulting in non-recurring increases of $1,246,000 in operating revenues, $617,000 in operating income, $379,000 in net income and $.12 in basic and diluted earnings per common share for fiscal 2005.

(b)  During February,  2003, we issued $20,000,000 aggregate principal amount of
     7.00%   Debentures  due  2023.  The  net  proceeds  of  the  offering  were
     $19,181,000.  We used the net  proceeds  to  redeem  $14,806,000  aggregate principal  amount  of our  8.30%  Debentures  due  2026 and to pay down our short-term  notes  payable.  During May,  2003, we used the net proceeds of
     $12,493,000 from our sale of 600,000 shares of common stock to pay down our short-term notes payable.

(c)  Includes current portion of long-term debt.




Directors & Officers

Board of Directors

Donald R. Crowe (b)
Retired Senior Analyst
Department of Insurance
Commonwealth of Kentucky
Lexington, Kentucky

Jane H. Green (a)
Retired Vice President-
Human Resources and
Corporate Secretary

Lanny D. Greer (b)
Chairman of the Board and President
First National Financial
Corporation and First National Bank
(commercial banking)
Manchester, Kentucky

Billy Joe Hall (b)(c)
Investment Broker
LPL Financial Services
(general brokerage services)
Mount Sterling, Kentucky

Glenn R. Jennings (c)
Vice Chairman of the Board, President
and Chief Executive Officer

Michael J. Kistner (a)(b)
Consultant
MJK  Consultants
(financial consulting)
Pewee Valley, Kentucky

Lewis N. Melton (a)(c)
Professional Engineer
Vaughn & Melton, Inc.
(consulting engineering)
Middlesboro, Kentucky

Harrison D. Peet (c)
Chairman of the Board
Retired President
and Chief Executive Officer


Arthur E. Walker, Jr. (a)(c)
President
The Walker Company
(general and highway construction)
Mount Sterling, Kentucky


Michael R. Whitley (a)(b)
Retired Vice Chairman of the Board,
President and Chief Operating Officer
LG & E Energy Corp.
(diversified utility)
Louisville, Kentucky


(a) Member of Corporate Governance and Compensation Committee
(b) Member of Audit Committee
(c) Member of Executive Committee




Officers

John B. Brown
Vice President - Controller

Johnny L. Caudill
Vice President-
Administration and Customer Service

John F. Hall
Vice President-
Finance, Secretary and Treasurer

Alan L. Heath
Vice President-
Operations and Engineering

Glenn R. Jennings
President and Chief Executive Officer





Corporate Information

Shareholders' Inquiries Communications regarding stock transfer requirements, lost certificates, changes of address or other items may be directed to Computershare Investor Services, LLC, the Transfer Agent and Registrar. Communications regarding dividends, the above items or any other shareholder inquiries may be directed to: Emily P. Bennett, Director - Corporate Services, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391, e-mail: ebennett@deltagas.com.


Independent Public Accountants
Deloitte & Touche LLP
Suite 1900
250 East Fifth Street
Cincinnati, Ohio  45202

Trustee and Interest Paying Agents for Debentures
6 5/8% due 2023

JP Morgan, N.A.
614 West Main Street
Louisville, KY  40202

7.15% due 2018; 7% due 2023

The Bank of New York Trust Company, N.A.
525 Vine Street, Suite 900
Cincinnati, OH  45202


Disbursement Agent, Transfer Agent and Registrar for Common Shares; Dividend Reinvestment and Stock Purchase Plan Administrator and Agent Computershare Investor Services, LLC
2 North LaSalle Street
Chicago, IL  60602
1-888-294-8217







2005 Annual Report This annual report and the financial statements contained herein are submitted to the shareholders of the Company for their general information and not in connection with any sale or offer to sell, or solicitation of any offer to buy, any securities.


SEC Form 10-K A copy of Delta's most recent annual report on SEC Form 10-K is available, without charge, upon written request to John F. Hall, Vice President
- Finance, Secretary and Treasurer, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391.


2005 Annual Meeting The annual meeting of shareholders of the Company will be held at the General Office of the Company in Winchester, Kentucky on November 17, 2005, at 10:00 a.m. Proxies for the annual meeting will be requested from shareholders when notice of meeting, proxy statement and form of proxy are mailed on or about October 10, 2005.


Dividend Reinvestment and Stock Purchase Plan This plan provides shareholders of record with a convenient way to acquire additional shares of the Company's common stock without paying brokerage fees. Participants may reinvest their dividends and make optional cash payments to acquire additional shares. Computershare Investor Services, LLC administers the Plan and is the agent for the participants. For more information, inquiries may be directed to Emily P. Bennett, Director-Corporate Services, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391, e-mail: ebennett@deltagas.com.





================================================================================



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-K
            |X| ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                    For the fiscal year ended June 30, 2005.
                                       OR
              [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                        For the transition period from to
                         Commission file number 0-8788.

                         DELTA NATURAL GAS COMPANY, INC.
             (Exact name of registrant as specified in its charter)

             Kentucky                                 61-0458329
   (State of Incorporation)                  (IRS Employer Identification
                                                          Number)

    3617 Lexington Road                                    40391
    Winchester, KY  40391                                (Zip Code)
                       (Address of principal executive offices)

         Registrant's telephone number, including area code: 859-744-6171
            Securities registered pursuant to Section 12(b) of the Act:
           Title of Each Class Name on Each Exchange on Which Registered
     None                                                         None
            Securities registered pursuant to Section 12(g) of the Act:
                             Common Stock $1 Par Value
                                 (Title of class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes |X| No [ ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K |X|

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act). Yes |X| No [ ]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes [ ] No |X|

State the aggregate market value of the voting and non-voting common equity held by non affiliates computed by reference to the price at which the common equity was last sold, or the average bid and asked price of such common equity, as of the last business day of the registrant's most recent completed second fiscal quarter. $ 87,599,022

As of August 26, 2005, Delta Natural Gas Company, Inc. had outstanding 3,233,301 shares of common stock $1 par value.

                       DOCUMENTS INCORPORATED BY REFERENCE

The Registrant's definitive proxy statement, to be filed with the Commission not later than 120 days after June 30, 2005, is incorporated by reference in Part III of this Report.

================================================================================




                                TABLE OF CONTENTS
                                                                     Page Number
PART I
         Item 1.      Business                                              1

         Item 2.      Properties                                            7

         Item 3.      Legal Proceedings                                     7

         Item 4.      Submission of Matters to a Vote of
                      Security Holders                                      7

PART II
         Item 5. Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of
                      Equity Securities                                     7

         Item 6.      Selected Financial Data                               9

         Item 7.      Management's Discussion and Analysis of
                      Financial Condition and Results of Operations        10

         Item 7A.     Quantitative and Qualitative Disclosures
                      About Market Risk                                    17

         Item 8.      Financial Statements and Supplementary Data          18

         Item 9.      Changes in and Disagreements with Accountants
                      on Accounting and Financial Disclosure               18

         Item 9A.     Controls and Procedures                              18

         Item 9B.     Other Information                                    21

PART III
         Item 10.     Directors and Executive Officers of the Registrant   21

         Item 11.     Executive Compensation                               21

         Item 12.     Security Ownership of Certain Beneficial
                      Owners and Management and Related
                      Stockholder Matters                                 21

         Item 13.     Certain Relationships and Related Transactions      21

         Item 14.     Principal Accountant Fees and Services              21

PART IV
         Item 15.     Exhibits and Financial Statement Schedules          22

Signatures                                                                24









                                     PART I

Item 1.  Business


General

     We sell natural gas to approximately 40,000 retail customers on our distribution system in central and southeastern Kentucky. Additionally, we transport natural gas to our industrial customers, who purchase their gas in the open market. We also transport natural gas on behalf of local producers and customers not on our distribution system, and we produce a relatively small amount of natural gas from our southeastern Kentucky wells.

     We seek to provide dependable, high-quality service to our customers while steadily enhancing value for our shareholders. Our efforts have been focused on developing a balance of regulated and non-regulated businesses to contribute to our earnings by profitably producing, selling and transporting gas in our service territory.

     We strive to achieve operational excellence through economical, reliable service and our emphasis on responsiveness to customers. We continue to invest in facilities for the transmission, distribution and storage of natural gas. We believe that our responsiveness to customers and the dependability of the service we provide afford us additional opportunities for growth. While we seek those opportunities, our strategy will continue to entail a conservative approach that seeks to minimize our exposure to market risk arising from fluctuations in the prices of gas.

     We operate through two segments, a regulated segment and a non-regulated segment. See Note 13 of the Notes to Consolidated Financial Statements for a discussion of these segments. Through our regulated segment, we sell natural gas to our retail customers in 23 predominantly rural communities. In addition, our regulated segment transports gas to industrial customers on our system who purchase gas in the open market. Our regulated segment also transports gas on behalf of local producers and other customers not on our distribution system. Our results of operations and financial condition have been strengthened by regulatory developments in recent years, including a $2,756,000 revenue increase from our 2004 rate case, a weather normalization provision, which has reduced fluctuations in our earnings due to variations in weather, and a gas cost recovery clause.

     We operate our non-regulated segment through three wholly-owned subsidiaries. Two of these subsidiaries, Delta Resources, Inc. and Delgasco, Inc., purchase natural gas on the national market and from Kentucky producers. We resell this gas to industrial customers on our distribution system and to others not on our system. Our third subsidiary that is part of the non-regulated segment, Enpro, Inc., produces natural gas that is sold on the non-regulated market.

     Our executive offices are located at 3617 Lexington Road, Winchester, Kentucky 40391. Our telephone number is (859) 744-6171. Our website is www.deltagas.com.


Distribution and Transmission of Natural Gas

     The  economy  of our  service  area is based  principally  on coal  mining, farming and light industry. The communities we serve typically contain populations of less than 20,000. Our three largest service areas are
Nicholasville, Corbin and Berea, Kentucky. In Nicholasville we serve approximately 8,000 customers, in Corbin we serve approximately 6,000 customers, and in Berea we serve approximately 4,000 customers.

     The   communities  we  serve  continue  to  expand,   resulting  in  growth
opportunities for us. Industrial parks have been built in our service areas, resulting in some new industrial customers.

Factors that affect our revenues include rates we charge our customers, our supply cost for the natural gas we purchase for resale, economic conditions in our service areas, weather and competition.



Although the rules of the Kentucky Public Service Commission permit us to pass through to our customers changes in the price we must pay for our gas supply, increases in our rates to customers may cause our customers to conserve or to use alternative energy sources.

Our retail sales are seasonal and temperature-sensitive, since the majority of the gas we sell is used for heating. Variations in the average temperature during the winter impact our revenues year-to-year. Kentucky Public Service Commission regulations, however, permit us to adjust the rates we charge our customers in response to winter weather that is warmer or colder than normal temperatures.

We compete with alternate sources of energy for our retail customers. These alternate sources include electricity, coal, oil, propane and wood. Our non-regulated subsidiaries, which sell gas to industrial customers and others, compete with natural gas producers and natural gas marketers for those customers.

Our larger customers can obtain their natural gas supply by purchasing directly from interstate suppliers, local producers or marketers and arranging for alternate transportation of the gas to their plants or facilities. Customers may undertake such a by-pass of our distribution system in order to achieve lower prices for their gas service. Our larger customers who are in close proximity to alternative supplies would be most likely to consider taking this action. Additionally, some of our industrial customers are able to switch economically to alternative sources of energy. These are competitive concerns that we continue to address.

Some natural gas producers in our service area can access pipeline delivery systems other than ours, which generates competition for our transportation function. We continue our efforts to purchase or transport natural gas that is produced in reasonable proximity to our transportation facilities.

As an active participant in many areas of the natural gas industry, we plan to continue efforts to expand our gas distribution system and customer base. We continue to consider acquisitions of other gas systems, some of which are contiguous to our existing service areas, as well as expansion within our existing service areas.

We anticipate continuing activity in gas production and transportation and plan to pursue and increase these activities wherever practicable. We continue to consider the construction, expansion or acquisition of additional transmission, storage and gathering facilities to provide for increased transportation, enhanced supply and system flexibility.


Gas Supply

     We purchase our natural gas from a combination of interstate and Kentucky sources. In our fiscal year ended June 30, 2005, we purchased approximately 99% of our natural gas from interstate sources.

Interstate Gas Supply

     We acquire our interstate gas supply from gas marketers. We currently have commodity requirements agreements for our Columbia Gas Transmission, Columbia Gulf Transmission and Tennessee Gas Pipeline supplied areas with Atmos Energy Marketing. Under these commodity requirements agreements, the gas marketer is obligated to supply the volumes consumed by our regulated customers in defined sections of our service areas. The gas we purchase under these agreements is priced at index-based market prices or at mutually agreed to fixed prices. The index-based market prices are determined based on the prices published on the first of the month in Platts' Inside FERC's Gas Market Report in the indices that relate to the pipelines through which the gas will be transported, plus or minus an agreed-to fixed price adjustment per million British Thermal Units of gas sold. Consequently, the price we pay for interstate gas is based on current market prices.

     Our agreement with Atmos Energy Marketing for the Tennessee Gas Pipeline supplied service areas is for a term that expires on April 30, 2006, and shall continue year to year thereafter unless cancelled by either party by written notice at least sixty (60) days prior to the annual anniversary date of the agreement. Our agreement with Atmos, under which we purchase the natural gas transported for us by Columbia Gas Transmission Corporation and Columbia Gulf Transmission Corporation, became effective May 1, 2003. The term for the Atmos supply for our Columbia Gas Transmission contract extends through April 30, 2006.

     We also purchase additional interstate natural gas from Atmos, as needed, in addition to our commodity requirements agreements with Atmos. This spot gas purchasing arrangement is pursuant to an agreement with Atmos containing an "evergreen" clause which permits either party to terminate the agreement by providing not less than sixty (60) days written notice. Delta's purchases from Atmos under this spot purchase agreement are generally month-to-month. However, Delta does have the option of forward-pricing gas for one or more months for the upcoming winter season. The price of gas under this agreement is based on current market prices, determined in a similar manner as under the commodity requirements contract with Atmos, with an agreed-to fixed price adjustment per Million British Thermal Units purchased. In our fiscal year ended June 30, 2005, approximately 39% of Delta's gas supply was purchased under our agreements with Atmos.

     Delta purchases gas from M and B Gas Services, Inc. for injection into our underground natural gas storage field and to supply our southern system. We are not obligated to purchase any minimum quantities from M and B nor to purchase gas from M and B for any periods longer than one month at a time. The gas is priced at index-based market prices or at mutually agreed to fixed prices. Our agreement with M and B may be terminated upon 30 days' prior written notice by either party. Any purchase agreements for unregulated sales activities may have longer terms or multiple month purchase commitments. In our fiscal year ended June 30, 2005, approximately 59% of Delta's gas supply was purchased under our agreement with M and B.

     We also purchase interstate natural gas from other gas marketers as needed at either current market prices, determined by industry publications, or at forward market prices.

Transportation of Interstate Gas Supply

     Our interstate natural gas supply is transported to us from market hubs, production fields and storage fields by Tennessee Gas Pipeline Company, Columbia Gas Transmission Corporation, Columbia Gulf Transmission Corporation and Texas Eastern Transmission Corporation.

     Our agreements with Tennessee Gas Pipeline extend through 2008 and thereafter automatically renew for subsequent five-year terms unless terminated by one of the parties. Tennessee is obligated under these agreements to transport up to 19,600 thousand cubic feet ("Mcf") per day for us. During fiscal 2005, Tennessee transported a total of 1,040,000 Mcf for us under these contracts. Annually, approximately 25% of Delta's supply requirements flow through Tennessee Gas Pipeline to our points of receipt under our transportation agreements with Tennessee. We have gas storage agreements with Tennessee under the terms of which we reserve a defined storage space in Tennessee's production area storage fields and its market area storage fields, and we reserve the right to withdraw up to fixed daily volumes. These gas storage agreements terminate on the same schedule as our transportation agreements with Tennessee.

     Under our agreements with Columbia Gas and Columbia Gulf, Columbia Gas is obligated to transport, including utilization of our defined storage space as required, up to 12,600 Mcf per day for us, and Columbia Gulf is obligated to transport up to a total of 4,300 Mcf per day for us. During fiscal 2005 Columbia Gas and Columbia Gulf transported for us a total of 573,000 Mcf, or approximately 14% of Delta's supply requirements, under all of our agreements with them.

     All of our transport agreements with Columbia Gas and Columbia Gulf extend through 2008 and thereafter continue on a year-to-year basis until terminated by one of the parties.

     Columbia Gulf also transported additional volumes under agreements it has with M & B to a point of interconnection between Columbia Gulf and us where we purchase the gas to inject into our storage field, as discussed below. The amounts transported and sold to us under the agreement between Columbia Gulf and this gas marketer for fiscal 2005 constituted approximately 59% of Delta's gas supply. We are not a party to any of these separate transportation agreements on Columbia Gulf.

     We have no direct agreement with Texas Eastern Transmission Corporation. However, Atmos Energy Marketing has an arrangement with Texas Eastern to transport the gas to us that we purchase from that marketer, to supply our customers' requirements in specific geographic areas. Consequently, Texas Eastern transports a small percentage of our interstate gas supply. In our fiscal year ended June 30, 2005, Texas Eastern transported approximately 11,000 Mcf of natural gas to our system, which constituted less than 1% of our gas supply.

Kentucky Gas Supply

     We have an agreement with Columbia Natural Resources to purchase natural gas through October 31, 2006, and thereafter it will renew for additional terms of one year each unless terminated by one of the parties. We purchased 48,000 Mcf from Columbia Natural Resources during fiscal 2005. The price for the gas we purchase from Columbia Natural Resources is based on the index price of spot gas delivered to Columbia Gas in the relevant region as reported in Platt's Inside FERC's Gas Market Report, plus a fixed adjustment per million British Thermal units of gas purchased. Columbia Natural Resources delivers this gas to our customers directly from its own pipelines.

     We own and operate an underground natural gas storage field that we use to store a significant portion of our winter gas supply needs. The storage gas is delivered during the summer injection season by Columbia Gulf on behalf of M & B to an interconnection point between Columbia Gulf and us where we purchase and receive the gas and flow it to our storage field. M & B arranges transportation of the gas through the Columbia Gulf system to us. This storage capability permits us to purchase and store gas during the non-heating months and then withdraw and sell the gas during the peak usage months. During fiscal 2005, we withdrew 1,475,000 Mcf from this storage field.

     We continue to maintain an active gas supply management program that emphasizes long-term reliability and the pursuit of cost-effective sources of gas for our customers.


Regulatory Matters

     The Kentucky Public Service Commission exercises regulatory authority over our retail natural gas distribution and our transportation services. The Kentucky Public Service Commission regulation of our business includes setting the rates we are permitted to charge our retail customers and our transportation customers.

     We monitor our need to file requests with the Kentucky Public Service Commission for a general rate increase for our retail gas and transportation services. Through these general rate cases, we are able to adjust the sales prices of our retail gas we sell to and transport for our customers.

     On April 5, 2004, we filed a request for increased base rates with the Kentucky Public Service Commission. This general rate case (Case No. 2004-00067) requested an annual increase in revenues of $4,277,000, an increase of 7.41%. The test year for the case was the twelve months ended December 31, 2003. The Public Service Commission approved new base rates effective October 7, 2004. The approved rates were based upon a return on equity of 10.5% and provide for additional annual revenues of approximately $2,756,000.

     The Kentucky Public Service Commission has also approved a gas cost recovery clause, which permits us to adjust the rates charged to our customers to reflect changes in our natural gas supply costs. Although we are not required to file a general rate case to adjust rates pursuant to the gas cost recovery clause, we are required to make quarterly filings with the Kentucky Public Service Commission. Under and over-recovered gas costs are collected or refunded through adjustments to customer bills beginning three months after the end of the quarter in which the actual gas costs were incurred. Additionally, we have a weather normalization clause in our rate tariffs, approved by the Kentucky Public Service Commission, which allows us to adjust our rates to residential and small non-residential customers to reflect variations from thirty year average weather for our November through March billing cycles. These adjustments to customer bills are made on a real time basis such that there is no lag in collecting from or refunding to customers the related dollar amounts.

     In addition to regulation by the Kentucky Public Service Commission, we may obtain non-exclusive franchises from the cities and communities in which we operate authorizing us to place our facilities in the streets and public grounds. No utility may obtain a franchise until it has obtained approval from the Kentucky Public Service Commission to bid on a local franchise. We hold franchises in four of the cities and seven of the communities we serve. In the other cities and communities we serve, either our franchises have expired, the communities do not have governmental organizations authorized to grant franchises, or the local governments have not required or do not want to offer a franchise. We attempt to acquire or reacquire franchises whenever feasible.

     Without a franchise, a local government could require us to cease our occupation of the streets and public grounds or prohibit us from extending our facilities into any new area of that city or community. To date, the absence of a franchise has caused no adverse effect on our operations.


Capital Expenditures

     Capital expenditures during 2005 were $5.3 million and for 2006 are estimated to be $8.3 million. Our expenditures include system extensions as well as the replacement and improvement of existing transmission, distribution, gathering, storage and general facilities.


Financing

     Our capital expenditures and operating cash requirements are met through the use of internally generated funds and a short-term line of credit. The current available line of credit is $40 million, of which $6 million had been borrowed at June 30, 2005.

     Present plans are to utilize the short-term line of credit to help meet planned capital expenditures and operating cash requirements. The amounts and types of future long-term debt and equity financings will depend upon our capital needs and market conditions.


Employees

     On June 30, 2005, we had 152 full-time employees. We consider our relationship with our employees to be satisfactory. Our employees are not represented by unions nor are they subject to any collective bargaining agreements.


Available Information

     We make available free of charge on our Internet website http://www.deltagas.com, our Business Code of Conduct and Ethics, annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.










Consolidated Statistics

For the Years Ended June 30,               2005         2004            2003        2002          2001

Average Retail Customers Served
   Residential                            33,284       33,570        33,757       33,624        33,691

   Commercial                              5,241        5,298         5,290        5,235         5,227
   Industrial                                 60           61                                     65
                                                                      63            62

      Total                               38,585       38,929      39,110       38,921        38,983

Operating Revenues ($000)
   Residential sales                      29,172       28,737        26,749       23,203        28,088
   Commercial sales                       18,029       18,719        16,916       13,832        17,040
   Industrial sales                        1,744        1,731       1,607        1,141         2,046
      Total regulated sales (a)           48,945       49,187        45,272       38,176        47,174

   On-system transportation                4,312        3,854         3,873        3,826         3,895
   Off-system transportation               2,099        2,104         1,560        1,220           814
   Non-regulated sales                    31,971       27,091        20,611       17,191        49,492
   Other                                     211          205           195          198           248
   Eliminations for intersegment          (3,357)      (3,247)       (3,131)      (4,741)      (30,853)

      Total                               84,181       79,194        68,380       55,870        70,770

System Throughput (Million Cu. Ft.)
   Residential sales                       2,018        2,202         2,416        2,133         2,614
   Commercial sales                        1,381        1,529         1,627        1,389         1,666
   Industrial sales                          158          164         181                        249
                                                                                   142
      Total regulated sales                3,557        3,895         4,224        3,664         4,529

   On-system transportation                5,273        5,166         5,299        4,865         4,769
   Off-system transportation               7,194        7,190         5,396        4,215         2,793
   Non-regulated sales                     3,924        3,958         3,591        3,858         4,851
   Eliminations for intersegment          (3,831)      (3,918)       (3,523)       (3,641)      (4,666)

      Total                               16,117       16,291        14,987       12,961        12,276

Average Annual Consumption Per
  Average Residential Customer
  (Thousand Cu. Ft.)                          61           66            72           63            78

Lexington, Kentucky Degree Days
   Actual                                  4,293        4,493         4,914        4,137         4,961
   Percent of 30 year average               91.8         96.3         105.8         89.1         106.8

(a) 2005 regulated sales includes a $1,246,000 non-recurring increase in revenues due to the recording of 58,000 Mcf of unbilled sales at June 30, 2005.








Item 2.   Properties

     We own our corporate headquarters in Winchester, Kentucky. We own ten buildings used for field operations in the cities we serve. Also, we own a building in Laurel County, Kentucky used for training and equipment and materials storage.

     We own approximately 2,450 miles of natural gas gathering, transmission, distribution, storage and service lines. These lines range in size up to twelve inches in diameter.

     We hold leases for the storage of natural gas under 8,000 acres located in Bell County, Kentucky. We developed this property for the underground storage of natural gas.

     We use all the properties described in the three paragraphs immediately above principally in connection with our regulated natural gas distribution, transmission and storage segment. See Note 13 of the Notes to Consolidated Financial Statements for a description of Delta's two business segments.

     Through our wholly-owned subsidiary, Enpro, we produce gas as part of the non-regulated segment of our business.

     Enpro owns interests in oil and gas leases on 10,300 acres located in Bell, Knox and Whitley Counties. Thirty-five gas wells are producing from these properties. The remaining proved, developed natural gas reserves on these properties are estimated at 3 million Mcf. Oil production from the property has not been significant. Also, Enpro owns the oil and gas underlying 15,400 additional acres in Bell, Clay and Knox Counties. These properties have been leased to others and are currently being developed. We have performed no reserve studies on these properties. Enpro produced a total of 206,000 Mcf of natural gas during fiscal 2005 from all the properties described in this paragraph.

     A producer is conducting exploration activities on part of Enpro's developed holdings. Enpro reserved the option to participate in wells drilled by this producer and also retained certain working and royalty interests in any production from future wells.

     Our assets have no significant encumbrances.


Item 3.  Legal Proceedings

     A lawsuit was filed on January 24, 2005 against us by a former employee, alleging that we did not pay appropriate compensation for the employee's work for us over the period from January, 1982 through December, 2002. Although we believe that the complaint has no merit, and we intend to vigorously defend against it, we cannot predict the outcome of this action on our liquidity, financial condition or results of operations.

     We are not a party to any other legal proceedings that are expected to have a material impact on our liquidity, financial condition or our results of operations.


Item 4.  Submission of Matters to a Vote of Security Holders

         No matter was submitted during the fourth quarter of 2005.






                                     PART II

Item 5. Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

     We have paid cash dividends on our common stock each year since 1964. The frequency and amount of future dividends will depend upon our earnings, financial requirements and other relevant factors, including limitations imposed by the indenture for our Debentures.

     Our common stock is traded on the Nasdaq National Market System and trades under the symbol "DGAS". There were 2,083 record holders of our common stock as of June 30, 2005. The accompanying table sets forth, for the periods indicated, the high and low sales prices for the common stock on the Nasdaq National Market System and the cash dividends declared per share.

                                    Range of Stock Prices ($)       Dividends
                                                                  Per Share ($)
                                    High            Low

Quarter

Fiscal 2005
First                               26.99          22.02          .295
Second                              28.75          23.20          .295
Third                               28.10          25.21          .295
Fourth                              29.00          24.42          .295

Fiscal 2004
First                               23.90          22.45          .295
Second                              24.03          22.80          .295
Third                               27.78          23.56          .295
Fourth                              27.65          23.00          .295

     The closing sale prices shown above reflect prices between dealers and do not include markups or markdowns or commissions and may not necessarily represent actual transactions.

     In July, 2003 and 2004, we distributed 4,504 and 4,826 shares, respectively, of our common stock to our employees under our Employee Stock Purchase Plan (see Note 4(c) of the Notes to Consolidated Financial Statements). We received cash consideration for one half of those shares of $53,000 and $59,000, respectively, while one-half of the shares were provided to our employees without cash consideration as a part of our compensation and benefits for our employees. We discontinued our Employee Stock Purchase Plan after the July, 2004 distribution.

     We offered and sold our securities through our Employee Stock Purchase Plan pursuant to the exemption from registration provided by Rule 147 under the Securities Act of 1933. This exemption is available since we are incorporated and doing business in Kentucky and all our eligible employees are residents of Kentucky. Our Employee Stock Purchase Plan was authorized by our Board of Directors but was not required to be submitted to our shareholders for approval.

     Also, in June of 2003, we awarded a total of 900 shares of our common stock to our directors (100 shares per eligible director). We received no cash consideration for the shares, which were provided to our directors as a part of their compensation. This transaction may not have involved a "sale" of securities under the Securities Act of 1933, and in any event, the securities were qualified for an exemption from registration provided by Rule 147 under the Securities Act of 1933. This exemption is available since we are incorporated and doing business in Kentucky and all participating directors are residents of Kentucky.

     No underwriters were engaged in connection with any of the foregoing transactions, and thus no underwriter discounts or commissions were paid in connection with any of the foregoing.






Item 6.    Selected Financial Data

For the Years Ended June 30,
                                              2005              2004            2003               2002          2001

Summary of Operations ($)

   Operating revenues (a)                  84,181,233        79,193,614       68,380,263       55,870,219       70,770,156

   Operating income (a)                     9,386,927         8,173,304        8,526,366        8,401,452        8,721,719

   Net income (a)                           4,998,619         3,838,059        3,850,607        3,636,713        3,635,895

   Basic and diluted earnings
      per common share (a)                       1.55              1.20             1.46             1.45             1.47

   Dividends declared
     per common share                            1.18              1.18             1.18             1.16             1.14

Weighted Average Number of
Common Shares Outstanding
(basic and diluted)                         3,216,668         3,185,158        2,641,829        2,513,804        2,477,983

Total Assets ($)                          144,762,217       138,372,129      133,287,316      127,141,327      124,179,138

Capitalization ($)

   Common shareholders'
      equity (b)                           50,799,454        48,830,161       45,892,597       34,182,277       32,754,560

   Long-term debt  (b)                     52,707,000        53,049,000       53,373,000       48,600,000       49,258,902

      Total capitalization                103,506,454       101,879,161       99,265,597       82,782,277       82,013,462

Short-Term Debt ($)(b)(c)                   7,609,122         6,388,180        2,681,099       21,105,000       19,250,000

Other Items ($)

   Capital expenditures                     5,338,356         8,959,153        8,839,091        9,748,304        7,069,713

   Total plant, before accumulated
        depreciation                      174,711,253       170,337,427      163,745,044      156,305,063      147,792,390
_____________________

(a) We recorded 58,000 Mcf of unbilled sales at June 30, 2005, resulting in non-recurring increases of $1,246,000 in operating revenues, $617,000 in operating income, $379,000 in net income and $.12 in basic and diluted earnings per common share for fiscal 2005. (b) During February, 2003, we issued $20,000,000 aggregate principal amount of 7.00% Debentures due 2023.
     The net proceeds of the offering were $19,181,000. We used the net proceeds to redeem $14,806,000 aggregate principal amount of our 8.30% Debentures due 2026 and to pay down our short-term notes payable. During May, 2003, we used the net proceeds of $12,493,000 from our sale of 600,000 shares of common stock to pay down our short-term notes payable. (c) Includes current portion of long-term debt.


Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview of 2005 and Future Outlook

Overview

     The following is a discussion of the segments in which we compete, the corporate strategy for the conduct of our business within these segments and significant events that have occurred during 2005. Our Company has two segments:
(i) a regulated natural gas distribution,  transmission and storage segment, and
(ii) a non-regulated segment which participates in related ventures, consisting of natural gas marketing and production.

     Earnings from the regulated segment are primarily influenced by sales volumes, the rates we charge our customers and the expenses we incur. In order for us to achieve our strategy of maintaining reasonable long-term earnings, cash flow and stock value, we must successfully manage each of these factors. Sales volumes are temperature-sensitive. Our regulated sales volumes in any period reflect the impact of weather, with colder temperatures generally resulting in increased sales volumes. The impact of unusual winter temperatures on our revenues is reduced given our ability to adjust our winter rates for residential and small non-residential customers in response to unusual winter temperatures. The Kentucky Public Service Commission sets the rates we are permitted to charge our customers in the regulated segment. We monitor our need to file requests with the Kentucky Public Service Commission for a general rate increase for our retail gas and transportation services. Through these general rate cases, we seek approval from the Kentucky Public Service Commission to adjust the rates we charge our customers. The regulated segment's largest expense is gas supply, which we are permitted to pass through to our customers. We control remaining expenses through budgeting, approval and review.

     Weather was warmer in 2005 than 2004, resulting in decreased retail volumes. Rates charged our customers increased during 2005 to reflect implementation of new base rates effective October 7, 2004. These new base rates were approved by the Kentucky Public Service Commission in our general rate case filed during April 2004. Rates charged our customers also increased to reflect increases in gas costs through the gas cost recovery clause and to reflect warmer winter weather through the weather normalization tariff. Gas supply expense increased in response to the increase in natural gas prices as determined in the unregulated national market.

     Our non-regulated segment markets natural gas to large-use customers both on and off Delta's regulated system. We endeavor to enter sales agreements when we can match estimated demand with a supply that provides an acceptable margin.

     Net income per share increased in 2005 primarily due to the implementation of new base rates in our regulated segment and increased margins in our non-regulated segment. Our 2005 net income per share also includes a $.12 non-recurring increase due to the recording of 58,000 Mcf of unbilled sales at June 30, 2005.

Future Outlook

     In 2006 and beyond, our success will depend, in part, on our ability to maintain a reasonable rate of return in our regulated segment. We expect our non-regulated segment to continue to contribute to consolidated net income in 2006. The extent of this contribution will be affected by fluctuations in natural gas prices.




Liquidity and Capital Resources

Sources and Uses of Cash

     Operating activities provide our primary source of cash. Cash provided by operating activities consists of net income adjusted for non-cash items, including depreciation, depletion, amortization, deferred income taxes and changes in working capital.

     Our ability to maintain liquidity depends on our short-term line of bank credit, shown as notes payable on the accompanying balance sheet. Notes payable increased to $5,959,000 at June 30, 2005, compared with $4,738,000 at June 30, 2004. This $1,221,000 increase reflects the fact that we generate internally only a portion of the cash necessary for our capital expenditure requirements. We made capital expenditures of $5,338,000, $8,959,000 and $8,839,000 during the fiscal years ended 2005, 2004 and 2003, respectively. We finance the balance of our capital expenditures on an interim basis through this short-term line of bank credit. We periodically repay our short-term borrowings under our line of credit by using the net proceeds from the sale of long-term debt and equity securities.

     Long-term debt decreased to $52,707,000 at June 30, 2005, compared with $53,049,000 at June 30, 2004. This $342,000 decrease resulted from provisions in the Debentures allowing limited redemptions to be made to certain holders or their beneficiaries.

     Cash and cash equivalents decreased to $128,000 at June 30, 2005, compared with $169,000 at June 30, 2004. This $41,000 decrease in cash and cash equivalents for the year ended June 30, 2005 is compared with the $1,251,000 decrease and $1,195,000 increase in cash and cash equivalents for the years ended June 30, 2004 and June 30, 2003, respectively, as shown in the following table:

($000)
                                                    2005      2004        2003

Provided by operating activities                   7,372      7,276      15,186
Used in investing activities                      (5,263)    (8,959)     (8,839)
(Used in) provided by financing activities        (2,150)       432      (5,152)

(Decrease) increase in cash and cash equivalents    (41)    (1,251)       1,195

     For the year ended June 30, 2005, cash provided by operating activities increased $96,000 as compared to 2004 due to favorable working capital fluctuations. For the year ended June 30, 2004, cash provided by operating activities decreased $7,910,000 as compared to 2003 due to unfavorable working capital fluctuations, including increased cash needs for gas stored underground, gas accounts payable and deferred gas cost due to the increase in volumes stored and the increase of gas prices between periods.

     Changes in cash used in investing activities result primarily from changes in the level of capital expenditures between years.

     For the year ended June 30, 2005, cash used in financing activities increased by $2,582,000, as compared to 2004, primarily due to decreased net borrowings on the short-term line of credit between years. Cash provided by financing activities increased $5,584,000 for the year ended June 30, 2004, primarily due to increased net borrowings on the short-term line of credit compared to 2003.

Cash Requirements

     Our capital expenditures drive our continued need for capital. We expect our capital expenditures for fiscal 2006 to be $8.3 million, a $3 million increase from fiscal 2005 capital expenditures. The major reason for this increase is a 13 mile transmission pipeline project, started in 2005 and to be completed in 2006 at an estimated total cost of $4 million, that replaces an existing pipeline facility and also accesses additional gas production areas to enhance our transportation opportunities for the future.

     The following is provided to summarize our contractual cash obligations for indicated periods after June 30, 2005:

                                              Payments  Due by  Period

                                 -----------------------------------------------
                                 -------------- ---------------- --------------

 ($000)                          2006    2007-2008  2009-2010  After 2010  Total

 Interest payments (a)           4,230      8,460      8,460     48,572   69,722

 Long-term debt (b)              1,650      3,300      3,300     46,107   54,357
 Operating leases (c)               78        129        127        763    1,097
 Pension contributions (d)       1,500      2,000      2,000     12,948   18,448
 Gas purchase obligations(e)    12,770      5,098      1,032        --    18,900

 Total contractual
     obligations                20,228     18,987     14,919    108,390  162,524


(a) Our long-term debt, notes payable and customers' deposits all require interest payments. Interest payments are projected based on fiscal 2005 interest payments until the underlying debt matures. We have assumed a 40 year maturity for the notes payable.

(b) See Note 8 of the Notes to Consolidated Financial Statements for a description of this debt. The cash obligations represent the maximum annual amount of redemptions to be made to certain holders or their beneficiaries through the debt maturity date.

(c) The operating lease amount after June, 2011 includes the present value of leases having an indeterminate life. These leases relate primarily to storage well and compressor station site leases. For the purpose of this calculation we have assumed a 40 year life for these agreements, although we may cancel these leases at our option. To the extent that these leases extend beyond 2045, the annual lease payments will be $53,000.

(d) For the purpose of this calculation, we have assumed a 40 year life for the pension plan. To the extent that the plan extends beyond 2045, the annual contribution is estimated to be $1,000,000.

(e) Gas purchase obligations represent annual commitments with suppliers for periods extending up to four years. These costs are recoverable in customer rates.


     See Note 11 of the Notes to Consolidated Financial Statements for other commitments and contingencies.

Sufficiency of Future Cash Flows

     To the extent that internally generated cash is not sufficient to satisfy operating and capital expenditure requirements and to pay dividends, we will rely on our short-term line of credit. Our current available line of credit is $40,000,000, of which $5,959,000 was borrowed at June 30, 2005, classified as notes payable in the accompanying balance sheet. The line of credit is with Branch Banking and Trust Company and extends through October 31, 2007.

     We expect that internally generated cash, coupled with short-term borrowings, will be sufficient to satisfy our operating and normal capital expenditure requirements and to pay dividends for the next twelve months and the foreseeable future.

     Our ability to sustain acceptable earnings levels, finance capital expenditures and pay dividends is contingent on the adequate and timely adjustment of the regulated sales and transportation prices we charge our customers. The Kentucky Public Service Commission sets these prices, and we continuously monitor our need to file rate requests with the Kentucky Public Service Commission for a general rate increase for our regulated services. On April 5, 2004, Delta filed a request for increased rates with the Kentucky Public Service Commission. This general rate case (Case No. 2004-00067) requested an annual revenue increase of $4,277,000, an increase of 7.41%. The test year for the case was December 31, 2003. The Public Service Commission approved new base rates effective October 7, 2004. The approved rates were based upon a return on equity of 10.5% and provide for additional annual revenues of approximately $2,756,000.

Critical Accounting Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates, assumptions, and at times difficult, subjective or complex judgments. Changes in these estimates, assumptions and judgments, in and of themselves, could materially impact our financial statements. The following are the accounting estimates that we believe are the most critical in nature. See Note 1 of the Notes to Consolidated Financial Statements for a discussion of our significant accounting policies.

Regulatory Accounting

     Our accounting policies historically reflect the effects of the rate-making process in accordance with Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation. Our regulated segment continues to be cost-of-service rate regulated, and we believe the application of Statement No. 71 to that segment continues to be appropriate. We must reaffirm this conclusion at each balance sheet date. If, as a result of a change in circumstances, it is determined that the regulated segment no longer meets the criteria of regulatory accounting under Statement No. 71, that segment will have to discontinue regulatory accounting and write-off the respective regulatory assets and liabilities. Such a write-off could have a material impact on our consolidated financial statements.

     The application of Statement No. 71 results in recording regulatory assets and liabilities. Regulatory assets represent the deferral of incurred costs that are probable of future recovery in customer rates. In some cases, we record regulatory assets before approval for recovery has been received from the Kentucky Public Service Commission. We must use judgment to conclude that costs deferred as regulatory assets are probable of future recovery. We base this conclusion on certain factors, including changes in the regulatory environment, recent rate orders issued by regulatory agencies and the status of any potential new legislation. Regulatory liabilities represent revenues received from customers to fund expected costs that have not yet been incurred or for probable future refunds to customers.

     We use our best judgment when recording regulatory assets and liabilities; however, regulatory commissions can reach different conclusions about the recovery of costs, and those conclusions could have a material impact on our consolidated financial statements. We believe it is probable that we will recover the regulatory assets that have been recorded.

Pension

     Our reported costs of providing pension benefits (as described in Note 4(a) of the Notes to Financial Statements) are dependent upon numerous factors resulting from actual plan experience and assumptions of future experience.

     Pension costs associated with our defined benefit pension plan, for example, are impacted by employee demographics (including age, compensation levels, and employment periods), the level of contributions we make to the plan and earnings on plan assets. Changes made to the provisions of the plan may impact current and future pension costs. Pension costs may also be significantly affected by changes in key actuarial assumptions, including anticipated rates of return on plan assets and the discount rates used in determining the projected benefit obligation and pension costs.

     In accordance with Statement of Financial Accounting Standards No. 87, Employers' Accounting for Pensions, changes in pension obligations associated with the above factors may not be immediately recognized as pension costs on the income statement, but may be deferred and amortized in the future over the average remaining service period of active plan participants in accordance with Statement 87. For the years ended June 30, 2005, 2004 and 2003, we recorded pension costs for our defined benefit pension plan of $556,000, $725,000, and $535,000, respectively.

     Effective April 1, 2002, our Board of Directors adopted a plan amendment which enhanced the formula for benefits paid under the Company's Defined Benefit Retirement Plan. In September, 2002, our Board of Directors approved an amendment to the plan effective November 1, 2002. The plan amendment reduced the formula for benefits paid under the plan for future service and restricted participants from taking the benefits paid on service rendered subsequent to November 1, 2002 in the form of lump-sum distributions from the plan.

     Our pension plan assets are principally comprised of equity and fixed income investments. Differences between actual portfolio returns and expected returns may result in increased or decreased pension costs in future periods. Likewise, changes in assumptions regarding current discount rates and expected rates of return on plan assets could also increase or decrease recorded pension costs.

     In selecting our discount rate assumption we considered rates of return on high-quality fixed-income investments that are expected to be available through the maturity dates of the pension benefits. Our expected long-term rate of return on pension plan assets is 8 percent and is based on our targeted asset allocation assumption of approximately 65 percent equity investments and approximately 35 percent fixed income investments. Our approximately 65 percent equity investment target includes allocations to domestic, international, and emerging markets managers. Our asset allocation is designed to achieve a moderate level of overall portfolio risk in keeping with our desired risk objective. We regularly review our asset allocation and periodically rebalance our investments to our targeted allocation as appropriate.

     We calculate the expected return on assets in our determination of pension cost based on the market value of assets at the measurement date. Using the market value recognizes investment gains or losses in the year in which they occur.

     Based on our assumed long-term rate of return of 8 percent, discount rate of 5.8 percent, and various other assumptions, we estimate that our pension costs associated with our defined benefits pension plan will increase from $556,000 in 2005 to $717,000 in 2006. Modifying the expected long-term rate of return on our pension plan assets by .25 percent would change pension costs for 2006 by approximately $27,000. Modifying the discount rate assumption by .25 percent would change 2006 pension costs by approximately $30,000.

Accumulated Provisions for Doubtful Accounts

     We encounter risks associated with the collection of our accounts receivable. As such, we record a monthly provision for accounts receivable that are considered to be uncollectible. In order to calculate the appropriate monthly provision, we primarily utilize the historical accounts receivable write-off amounts. Quarterly, at a minimum, we review the reserve for reasonableness based on the level of revenue and the aging of the receivable balance. The underlying assumptions used for the allowance can change from period to period and the allowance could potentially cause a material impact to the income statement and working capital. The actual weather, commodity prices and other internal and external economic conditions, such as the mix of the customer base between residential, commercial and industrial, may vary significantly from our assumptions and may impact operating income.

Unbilled Revenues and Gas Costs

     At each month-end, we estimate the gas service that has been rendered from the latest date of each cycle meter reading to the month-end. This estimate of unbilled usage is based on projected base load usage for each day unbilled plus projected weather sensitive usage for each degree day during the unbilled period. Unbilled revenues and gas costs are calculated from the estimate of unbilled usage multiplied by the rates in effect at month-end. Actual usage patterns may vary from these assumptions and may impact operating income.

Asset Retirement Obligations

     We adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, during fiscal year 2003 and the primary impact was to change the method of accruing for gas well plugging and abandonment costs. Statement No. 143 requires that the fair value of our retirement obligations be recorded at the time the obligations are incurred. Statement No. 143 does not require the recognition of asset retirement obligations with indeterminate useful lives. Upon initial recognition of an asset retirement obligation, we increase the carrying amount of the long-lived asset by the same amount as the liability. Over time the liabilities are accreted for the change in their present value, through charges to depreciation, depletion and amortization, and the initial capitalized costs are depleted over the useful lives of the related assets. We must use judgment to identify all appropriate asset retirement obligations. The underlying assumptions used for the value of the retirement obligation and related capitalized costs can change from period to period. These assumptions include the estimated future retirement costs, the estimated retirement date and the assumed credit-adjusted risk free interest rate.

New Accounting Pronouncements

     Significant management judgment is generally required during the process of adopting new accounting pronouncements. See Note 2 of the Notes to Consolidated Financial Statements for a discussion of these pronouncements.


Factors That May Affect Future Results

     Management's Discussion and Analysis of Financial Condition and Results of Operations and the other sections of this report contain forward-looking statements that are not statements of historical facts. We have attempted to identify these statements by using words such as "estimates", "attempts", "expects", "foresees", "monitors", "plans", "anticipates", "intends", "continues", "believes", "seeks", "strives" , "will depend", and similar expressions.

     These   forward-looking   statements  include,  but  are  not  limited  to,
statements about:

-    our operational plans and strategies,

- the cost and availability of our natural gas supplies, o our capital expenditures,

- sources and availability of funding for our operations and expansion, our anticipated growth and growth opportunities through system expansion and acquisition, o competitive conditions that we face,

-    our  production,   storage,  gathering  and  transportation  activities,  o
     regulatory and legislative matters, and o dividends

     Factors that could cause future results to differ materially from those expressed in or implied by the forward-looking statements or historical results include the impact or outcome of:

- the ongoing restructuring of the natural gas industry and the outcome of the regulatory proceedings related to that restructuring,

-    the changing regulatory environment, generally,

- a change in the rights under present regulatory rules to recover for costs of gas supply, other expenses and investments in capital assets,

-    changes in our capital expenditure requirements,

- changes in economic conditions, demographic patterns and weather conditions in our retail service areas,

- changes affecting our cost of providing gas service, including changes in gas supply costs, cost and availability of interstate pipeline capacity, interest rates, the availability of external sources of financing for our operations, tax laws, environmental laws and the general rate of inflation,

- changes affecting the cost of competing energy alternatives and competing gas distributors, and

- changes in accounting principles and tax laws or the application of such principles and laws to us.



Results of  Operations

Gross Margins

     Our regulated and non-regulated revenues, other than transportation, have offsetting gas expenses. Thus, gross margins represent operating revenues less purchased gas expense.

     Natural gas prices are determined by an unregulated national market. Therefore, the price that we pay for natural gas fluctuates with national supply and demand. See Item 7A for the impact of forward contracts.

     The variation amounts and percentages presented in the following tables for regulated and non-regulated gross margins include intersegment transactions. These intersegment revenues and expenses, whose variations are also disclosed in the following tables, are eliminated in the consolidated statements of income.

     In the following table we set forth variations in our gross margins for the last two fiscal years compared with the same periods in the preceding year:

                                                             2005        2004
                                                           compared    compared
($000)                                                      to 2004    to 2003
                                                         ----------------------
                                                         ----------------------
Increase (decrease) in our regulated gross margins
       Gas rates                                                2,462       377
       Gas volumes                                             (1,849)  (1,504)
       Weather  normalization adjustment                          531      690
       Non-recurring unbilled gross margin                        616       --
On-system transportation                                          458      (19)
Off-system transportation                                          (5)     544
Other                                                               6       10
Intersegment elimination                                         (110)    (116)

                                                                2,109      (18)

Increase (decrease) in our non-regulated gross revenues
       Gas rates                                                1,411     (809)
       Gas volumes                                                (51)     629
Transportation expenses                                          (110)    (116)
Other                                                              44       31
Intersegment elimination                                          110      116

                                                                1,404     (149)

Increase (decrease) in consolidated gross margins               3,513     (167)

Percentage increase (decrease) in our regulated volumes
       Gas sales                                                (10.2)    (7.8)
       On-system transportation                                   2.1     (2.5)
       Off-system transportation                                   .1     52.6

Percentage increase (decrease) in our non-regulated
   gas sales volumes                                              (.9)    10.2


     Heating degree days billed were 92% of normal thirty year average temperatures for fiscal 2005, as compared with 96% of normal temperatures for 2004 and 106% of normal for 2003. A "heating degree day" results from a day during which the average of the high and low temperature is one degree less than 65 degrees Fahrenheit.

     The increase in gross margins for 2005 of $3,513,000 was due primarily to a $3,873,000 increase in gas rates. Regulated gas rates increased due to the implementation of increased regulated base rates effective October 7, 2004 as discussed in Note 12 of the Notes to Consolidated Financial Statements. Non-regulated gas rates increased to reflect increases in the market price of natural gas. Due to recording unbilled regulated margins on 58,000 Mcf of unbilled regulated volumes as discussed in Note 1 of the Notes to Consolidated Financial Statements, $617,000 of the increase is non-recurring. We began recording these unbilled regulated margins in connection with receiving our rate order approving new base rates effective during October 2004. In addition, the weather normalization adjustment increased gross margins $531,000 as the result of warmer weather in the 2005 period. Partially offsetting these increases was a 10.2% decrease in regulated gas sales volumes due to 5% warmer weather in the 2005 period, which resulted in a $1,849,000 decrease in gross margins.

     The decrease in gross margins for 2004 of $167,000 was due primarily to a 7.8% decrease in regulated gas sales volumes as the result of 9% warmer weather in the 2004 period offset by the weather normalization adjustment which increased gross margins $690,000 as the result of warmer weather in the 2004 period and a 52.6% increase in off-system transportation volumes. A decline in gas rates in the non-regulated segment was offset by the 10.2 percentage increase in non-regulated sales volumes.

Operation and Maintenance

     The $1,640,000 increase in operation and maintenance expenses for 2005 is primarily due to a $747,000 increase in compensation expense resulting from increasing base salary and bonus amounts and a $485,000 increase in employee medical expenses. To a lesser extent, the company also experienced increases in insurance expense, directors' fees and uncollectible account expense.

Income taxes

     The increase in income taxes for 2005 is attributable to the increase in net income before income tax expense. The increase in net income before income tax expense is largely attributable to the increase in operating income before income tax expense, which increased 19% over the prior year.

Basic and Diluted Earnings Per Common Share

     For the fiscal years ended June 30, 2005, 2004 and 2003, our basic earnings per common share changed as a result of changes in net income and an increase in the number of our common shares outstanding. We increased our number of common shares outstanding as a result of shares issued through our Dividend Reinvestment and Stock Purchase Plan and our May, 2003 common stock offering of 600,000 shares.

     We have no potentially dilutive securities. As a result, our basic earnings per common share and our diluted earnings per common share are the same.


Item 7A.  Quantitative and Qualitative Disclosures About Market Risk

     We purchase our gas supply through a combination of spot market gas purchases and forward gas purchases. The price of spot market gas is based on the market price at the time of delivery. The price we pay for our natural gas supply acquired under our forward gas purchase contracts, however, is fixed prior to the delivery of the gas. Additionally, we inject some of our gas purchases into gas storage facilities in the non-heating months and withdraw this gas from storage for delivery to customers during the heating season. We have minimal price risk resulting from these forward gas purchase and storage arrangements, because we are permitted to pass these gas costs on to our regulated customers through the gas cost recovery rate mechanism.

     Price risk for the non-regulated business is mitigated by efforts to balance supply and demand. However, there are greater risks in the non-regulated segment because of the practical limitations on the ability to perfectly predict demand. In addition, we are exposed to price risk resulting from changes in the market price of gas on uncommitted gas volumes of our non-regulated companies.

     None of our gas contracts are accounted for using the fair value method of accounting. While some of our gas purchase contracts and gas sales contracts meet the definition of a derivative, we have designated these contracts as "normal purchases" and "normal sales" under Statement of Financial Accounting Standards No. 133, entitled Accounting for Derivative Instruments and Hedging Activities.

     We are exposed to risk resulting from changes in interest rates on our variable rate notes payable. The interest rate on our current short-term line of credit with Branch Banking and Trust Company is benchmarked to the monthly London Interbank Offered Rate. The balance on our short-term line of credit was $5,959,000 and $4,738,000 on June 30, 2005 and 2004, respectively. The weighted average interest rate on our short-term line of credit was 4.21% and 3.14% as of June 30, 2005 and 2004, respectively. Based on the amount of our outstanding short-term line of credit on June 30, 2005 and 2004, a one percent (one hundred basis point) increase in our average interest rate would result in a decrease in our annual pre-tax net income of $60,000 and $47,000, respectively.


Item 8.   Financial Statements and Supplementary Data

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE                    PAGE

Management's Statement of Responsibility for Financial Reporting and
Accounting                                                                  26

Report of Independent Registered Public Accounting Firm                     27

Consolidated Statements of Income for the years ended June 30, 2005,
2004, and 2003                                                              28

Consolidated Statements of Cash Flows for the years ended June 30,
2005, 2004 and 2003                                                         29

Consolidated Balance Sheets as of June 30, 2005 and 2004                    31

Consolidated Statements of Changes in Shareholders' Equity for the
years ended June 30, 2005, 2004 and 2003                                    33

Consolidated Statements of Capitalization as of June 30, 2005 and 2004      35

Notes to Consolidated Financial Statements                                  36

Schedule II - Valuation and Qualifying Accounts for the years ended
June 30, 2005, 2004 and 2003                                                47

Schedules other than those listed above are omitted because they are not required, not applicable or the required information is shown in the financial statements or notes thereto.


Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

         None.


Item 9A.   Controls and Procedures

     Disclosure controls and procedures are our controls and other procedures that are designed to provide reasonable assurance that information required to be disclosed by us in the reports that we file or submit under the Securities Exchange Act of 1934 ("Exchange Act") is recorded, processed, summarized, and reported within the time periods specified in the Securities and Exchange Commission's ("SEC") rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to provide reasonable assurance that information required to be disclosed by us in the reports that we file under the Exchange Act is accumulated and communicated to our management, including our chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure.

     Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we have evaluated the effectiveness of our disclosure controls and procedures as of June 30, 2005, and, based upon this evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that these controls and procedures are effective in providing reasonable assurance that information requiring disclosure is recorded, processed, summarized, and reported within the timeframe specified by the SEC's rules and forms.

     Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we have evaluated any change in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the fiscal quarter ended June 30, 2005 and found no change that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Management Report on Internal Control Over Financial Reporting

     Management of Delta Natural Gas Company, Inc. (the Company) is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. The Company's internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes, in accordance with generally accepted accounting principles.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     The Company's management assessed the effectiveness of the Company's internal control over financial reporting as of June 30, 2005. In making this assessment, management used the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

     Based on our assessment and those criteria, management believes that the internal control over financial reporting maintained by the Company, as of June 30, 2005, was effective.

     The Company's registered public accounting firm has issued an attestation report on management's assessment of the Company's internal control over financial reporting. That report follows:





           REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Delta Natural Gas Company, Inc.:


     We have audited management's assessment, included in the accompanying Management Report on Internal Control over Financial Reporting, that Delta Natural Gas Company, Inc. (the "Company") maintained effective internal control over financial reporting as of June 30, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.


     We  conducted  our audit in  accordance  with the  standards  of the Public
Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.


     A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.


     Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.


     In our opinion, management's assessment that the Company maintained effective internal control over financial reporting as of June 30, 2005, is fairly stated, in all material respects, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of June 30, 2005, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.


     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule of the Company as of and for the year ended June 30, 2005 and issued our report thereon dated August 31, 2005 (which report expressed an unqualified opinion on those financial statements and financial statement schedule and contained an explanatory paragraph regarding the Company's change effective July 1, 2002, in its method of accounting for asset retirement obligations).

DELOITTE & TOUCHE LLP

Cincinnati, Ohio
August 31, 2005





Item 9B.  Other Information

         None.


                                           PART III


Item 10.   Directors and Executive Officers of the Registrant


Item 11.   Executive Compensation


Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters


Item 13.   Certain Relationships and Related Transactions


Item 14.   Principal Accountant Fees and Services

     Registrant intends to file a definitive proxy statement with the Commission pursuant to Regulation 14A (17 CFR 240.14a) not later than 120 days after the close of the fiscal year. In accordance with General Instruction G(3) to Form 10-K, the information called for by Items 10, 11, 12, 13 and 14 is incorporated herein by reference to the definitive proxy statement. Neither the report on Executive Compensation nor the performance graph included in the Company's definitive proxy statement shall be deemed incorporated herein by reference.





                                   PART IV


Item 15.   Exhibits and Financial Statement Schedules

(a)  - Financial Statements, Schedules and Exhibits

(1)  - Financial Statements
       See Index at Item 8

(2)  - Financial Statement Schedules
       See Index at Item 8

(3)  - Exhibits

Exhibit No.

3(i) Registrant's   Amended  and   Restated   Articles  of   Incorporation   are
     incorporated herein by reference to Exhibit 4(a) to Delta's Registration Statement on Form S-2 (Reg. No. 333-0431) dated April 4, 2003.

3(ii)Registrant's Amended and Restated By-Laws (dated May 2, 2003) is filed herewith.

4(a) The Indenture  dated  September 1, 1993 in respect of 6 5/8% Debentures due
     October 1, 2023, is incorporated herein by reference to Exhibit 4(e) to Delta's Form S-2 (Reg. No. 33-68274) dated September 2, 1993.

4(b) The Indenture dated March 1, 1998 in respect of 7.15%  Debentures due April
     1, 2018, is incorporated herein by reference to Exhibit 4(d) to Delta's Form S-2 (Reg. No. 333-47791) dated March 11, 1998.

4(c) The  Indenture  dated  January  1, 2003 in  respect  of 7%  Debentures  due
     February 1, 2023, is incorporated herein by reference to Exhibit 4(d) to Delta's Form S-2 (Reg. 333-100852) dated October 30, 2002.

10(a)Employment agreements between Registrant and five officers, those being John B. Brown, Johnny L. Caudill, John F. Hall, Alan L. Heath and Glenn R. Jennings, are incorporated herein by reference to Exhibit 10(k) to Registrant's Form 10-Q (File No. 000-08788) for the period ended March 31, 2000.

10(b)Supplemental retirement benefit agreement and trust agreement between Registrant and Glenn R. Jennings is incorporated herein by reference to
     Exhibit 10(a) to Registrant's Form 8-K (File No. 000-08788) dated February 25, 2005.

10(c)Gas Sales  Agreement,  dated May 1, 2005, by and between the Registrant and
     Atmos Energy Marketing, L.L.C is filed herewith.

10(d)Gas Sales  Agreement,  dated May 1, 2003, by and between the Registrant and
     Atmos Energy Marketing, LLC is filed herewith.

10(e)Gas  Transportation  Agreement  (Service Package 9069),  dated December 19,
     1994, by and between Tennessee Gas Pipeline Company and Registrant is incorporated herein by reference to Exhibit 10(e) to Registrant's Form S-2 (Reg. No. 333-100852) dated February 7, 2003.

10(f)GTS Service  Agreement  (Service  Agreement No.  37815),  dated November 1,
     1993, by and between Columbia Gas Transmission Corporation and Registrant is incorporated herein by reference to Exhibit 10(f) to Registrant's Form S-2 (Reg. No. 333-100852) dated February 7, 2003.

10(g)FTS1 Service  Agreement  (Service  Agreement  No.  4328),  dated October 4,
     1994, by and between Columbia Gulf Transmission Company and Registrant is incorporated herein by reference to Exhibit 10(g) to Registrant's Form S-2 (Reg. No. 333-100852) dated February 7, 2003.

10(h)Loan  Agreement,  dated October 31, 2002, by and between Branch Banking and
     Trust Company and Registrant is incorporated herein by reference to Exhibit 10(i) to Registrant's Form S-2 (Reg. No. 333-100852) dated February 7, 2003.

10(i)Promissory Note, in the original  principal amount of $40,000,000,  made by
     Registrant to the order of Branch Banking and Trust Company, is incorporated herein by reference to Exhibit 10(a) to Registrant's Form 10-Q (File No. 000-08788) for the period ended September 30, 2002.

10(j)Gas Storage  Lease,  dated  October 4, 1995,  by and between Judy L. Fuson,
     Guardian of Jamie Nicole Fuson, a minor, and Lonnie D. Ferrin and Assignment and Assumption Agreement, dated November 10, 1995, by and between Lonnie D. Ferrin and Registrant is incorporated herein by reference to Exhibit 10(j) to Registrant's Form S-2 (Reg. No. 333-104301) dated April 4, 2003.

10(k)Gas  Storage  Lease,  dated  November  6, 1995,  by and  between  Thomas J.
     Carnes, individually and as Attorney-in-fact and Trustee for the individuals named therein, and Registrant, is incorporated herein by reference to Exhibit 10(k) to Registrant's Form S-2 (Reg. No. 333-104301) dated April 4, 2003.

10(l)Deed and Perpetual Gas Storage  Easement,  dated  December 21, 1995, by and between Katherine M. Cornelius, William Cornelius, Frances Carolyn Fitzpatrick, Isabelle Fitzpatrick Smith and Kenneth W. Smith and Registrant is incorporated herein by reference to Exhibit 10(l) to Registrant's Form S-2 (Reg. No. 333-104301) dated April 4, 2003.

10(m)Underground Gas Storage Lease and Agreement, dated March 9, 1994, by and between Equitable Resources Exploration, a division of Equitable Resources Energy Company, and Lonnie D. Ferrin and Amendment No. 1 and Novation to Underground Gas Storage Lease and Agreement, dated March 22, 1995, by and between Equitable Resources Exploration, Lonnie D. Ferrin and Registrant, is incorporated herein by reference to Exhibit 10(m) to Registrant's Form S-2 (Reg. No. 333-104301) dated April 4, 2003.

10(n)Base  Contract  for  Short-Term  Sale and  Purchase of Natural  Gas,  dated
     January 1, 2002, by and between M & B Gas Services, Inc. and Registrant, is incorporated herein by reference to Exhibit 10(n) to Registrant's Form S-2 (Reg. No. 333-104301) dated April 4, 2003.

10(o)Oil and Gas Lease, dated July 19, 1995, by and between Meredith J. Evans and Helen Evans and Paddock Oil and Gas, Inc.; Assignment, dated June 15, 1995, by Paddock Oil and Gas, Inc., as assignor, to Lonnie D. Ferrin, as assignee; Assignment, dated August 31, 1995, by Paddock Oil and Gas, Inc., as assignor, to Lonnie D. Ferrin, as assignee; and Assignment and Assumption Agreement, dated November 10, 1995, by and between Lonnie D. Ferrin and Registrant, is incorporated herein by reference to Exhibit 10(o) to Registrant's Form S-2 (Reg. No. 333-104301) dated April 4, 2003.

10(p)Agreement to transport  natural gas between  Registrant  and Nami Resources
     Company L.L.C. is incorporated herein by reference to Exhibit 10(a) to Registrant's Form 8-K (File NO. 000-08788) dated March 23, 2005.

12   Computation of the Consolidated Ratio of Earnings to Fixed Charges.

14   Registrant's Business Code of Conduct and Ethics is filed herewith.

21   Subsidiaries of the Registrant.

23   Consent of Independent Registered Public Accounting Firm.

31.1 Certification of the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act.

31.2 Certification of the Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act.

32.1 Certification of the Chief Executive Officer, pursuant to 18 U.S.C. Section 1350.

32.2 Certification  of the Principal  Financial  Officer,  pursuant to 18 U.S.C.
     Section 1350.








                                   SIGNATURES


     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 2nd day of September, 2005.


                           DELTA NATURAL GAS COMPANY, INC.

                           By:  /s/Glenn R. Jennings__________________
                                   Glenn R. Jennings, President
                                   and Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

(i)      Principal Executive Officer:


/s/Glenn R. Jennings          President, Chief Executive       September 2, 2005
   (Glenn R. Jennings)        Officer and Vice Chairman
                              of the Board

(ii)     Principal Financial Officer:


/s/John F. Hall               Vice President - Finance,        September 2, 2005
  (John F. Hall)              Secretary and Treasurer

(iii)    Principal Accounting Officer:


/s/John B. Brown              Vice President - Controller      September 2, 2005
  (John B. Brown)

(iv)     A Majority of the Board of Directors:


/s/H. D. Peet                 Chairman of the Board            September 2, 2005
  (H. D. Peet)


/s/Donald R. Crowe            Director                         September 2, 2005
   (Donald R. Crowe)


/s/Jane Hylton Green          Director                         September 2, 2005
  (Jane Hylton Green)


 /s/Lanny D. Greer            Director                         September 2, 2005
   (Lanny D. Greer)




/s/Billy Joe Hall             Director                         September 2, 2005
  (Billy Joe Hall)


/s/Michael J. Kistner          Director                        September 2, 2005
  (Michael J. Kistner)


/s/Lewis N. Melton             Director                        September 2, 2005
  (Lewis N. Melton)


/s/Arthur E. Walker, Jr.       Director                        September 2, 2005
  (Arthur E. Walker, Jr.)


/s/Michael R. Whitley          Director                        September 2, 2005
  (Michael R. Whitley)





Management's Statement of Responsibility for Financial Reporting and Accounting

     Management is responsible for the preparation, presentation and integrity of the financial statements and other financial information in this report. In preparing financial statements in conformity with accounting principles generally accepted in the United States, management is required to make estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities at the date of the financial statements and during the reporting period. Actual results could differ from these estimates.

     The Company maintains a system of accounting and internal controls which management believes provides reasonable assurance that the accounting records are reliable for purposes of preparing financial statements and that the assets are properly accounted for and protected.

     The Board of Directors pursues its oversight role for these financial statements through its Audit Committee, which consists of four outside directors. The Audit Committee meets periodically with management to review the work and monitor the discharge of their responsibilities. The Audit Committee also meets periodically with the Company's internal auditor as well as representatives of Deloitte and Touche LLP, the Company's independent registered public accounting firm, who have full and free access to the Audit Committee, with or without management present, to discuss internal accounting control, auditing and financial reporting matters.




Glenn R. Jennings            John F. Hall                      John B. Brown
President and Chief          Vice President - Finance,         Vice President -
Executive Officer            Secretary and Treasurer           Controller








             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





To the Board of Directors and Shareholders of Delta Natural Gas Company, Inc.:


We have audited the accompanying consolidated balance sheets and statements of capitalization of Delta Natural Gas Company, Inc. and subsidiaries as of June 30, 2005 and 2004, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended June 30, 2005. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.


We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Delta Natural Gas Company, Inc. and subsidiaries as of June 30, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


As discussed in Note 2 to the financial statements, effective July 1, 2002, Delta Natural Gas Company, Inc. adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations."


We have also audited in accordance with the Standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of June 30, 2005, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated August 31, 2005 expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting.

DELOITTE & TOUCHE LLP

Cincinnati, Ohio
August 31, 2005









Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Statements of Income

For the Years Ended June 30,                                     2005               2004                2003

Operating Revenues                                          $ 84,181,233       $ 79,193,614        $ 68,380,263

Operating Expenses
   Purchased gas                                            $ 53,446,986       $ 51,972,671        $ 40,991,670
   Operation and maintenance                                  12,305,023         10,665,340          10,657,552
   Depreciation and depletion                                  4,249,506          4,432,151           4,281,207
   Taxes other than income  taxes                              1,689,591          1,590,548           1,510,111
   Income tax expense (Note 3)                                 3,103,200          2,359,600           2,413,357
      Total operating expenses                              $ 74,794,306       $ 71,020,310        $ 59,853,897

Operating Income                                           $   9,386,927      $   8,173,304       $   8,526,366

Other Income and Deductions, Net                         $        77,137    $        60,532         $
                                                                                                         47,641

Interest Charges
   Interest on long-term debt                                  3,809,693          3,835,797            3,858,082
   Other interest                                                419,568            323,191             582,955
   Amortization of debt expense                                  236,184            236,789               193,993
      Total interest charges                                $  4,465,445       $  4,395,777      $    4,635,030

Income Before Cumulative Effect of a Change in
Accounting Principle                                        $  4,998,619       $  3,838,059      $    3,938,977

Cumulative Effect of a Change in Accounting
Principle, net of income taxes of $55,000 (Note 2)                                                       (88,370)
                                                                      --                --

   Net Income                                               $  4,998,619       $  3,838,059      $    3,850,607

Basic and Diluted Earnings Per Common Share
Before Cumulative Effect of a Change in
Accounting Principle                                     $           1.55   $           1.20    $          1.49

Cumulative Effect of a Change in
Accounting Principle
                                                                      --                                   (.03)
                                                                                         --

Basic and Diluted Earnings Per Common Share               $        1.55      $       1.20           $        1.46


Weighted Average Number of Common Shares
Outstanding (Basic and Diluted)                                3,216,668          3,185,158           2,641,829

Dividends Declared Per Common Share                      $          1.18    $           1.18    $            1.18

The accompanying notes to consolidated financial statements are an integral part of these statements.



Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Statements of Cash Flows

For the Years Ended June 30,                                       2005                2004               2003

Cash Flows From Operating Activities
     Net income                                               $  4,998,619        $  3,838,059        $ 3,850,607

   Adjustments to reconcile net income to net
          cash from operating activities
      Cumulative effect of a change in accounting                       --                  --             88,370
      principle
      Depreciation, depletion and amortization                   4,534,490           4,658,413          4,461,812
      Deferred income taxes and investment
          tax credits                                            2,570,789           1,905,680          1,991,258
      Other - net                                                  (36,409)            681,910            675,807

   (Increase) decrease in assets
      Accounts receivable                                       (1,778,187)           (204,603)        (1,682,752)
      Gas in storage                                            (1,444,575)         (2,615,968)           189,870
      Deferred gas cost                                         (1,123,236)          2,768,192           (215,765)
      Materials and supplies                                      (176,329)            199,717            (28,723)
      Prepayments                                                  197,311            (723,669)           (78,355)
      Other assets                                                (638,613)           (142,794)          (235,549)

   Increase (decrease) in  liabilities
      Accounts payable                                             141,223          (3,272,634)         6,178,302
      Accrued taxes                                                 88,241             230,713            178,207
      Other current liabilities                                    (19,211)            (60,720)          (244,388)
      Other liabilities                                             58,323              13,727             57,368

         Net  cash provided by operating activities           $  7,372,436        $  7,276,023        $15,186,069

Cash Flows From Investing Activities
   Capital expenditures                                       $ (5,338,356)       $ (8,959,153)      $ (8,839,091)
   Proceeds from sale of property, plant and equipment               75,000
                                                                                            --                 --
         Net cash used in investing activities                $ (5,263,356)       $ (8,959,153)      $ (8,839,091)


The accompanying notes to consolidated financial statements are an integral part of these statements.




Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Statements of Cash Flows (continued)

For the Years Ended June 30,                                        2005                 2004                   2003

Cash Flows From Financing Activities
   Dividends on common stock                                   $ (3,795,823)       $  (3,758,748)      $   (3,185,900)
   Issuance of common stock, net                                    766,497              807,617           13,096,249
   Issuance of long-term debt                                            --                   --           20,000,000
   Long-term debt issuance expense                                       --                   --             (819,408)
   Repayment of long-term debt                                     (342,000)            (324,000)         (15,919,240)
   Issuance of notes payable                                     62,907,306           57,805,684           84,556,011
   Repayment of notes payable                                   (61,686,364)         (54,098,603)        (102,879,912)

         Net cash (used in) provided by financing              $ (2,150,384)      $      431,950       $   (5,152,200)
activities

Net (Decrease)  Increase in Cash and
   Cash Equivalents                                          $      (41,304)       $  (1,251,180)      $    1,194,778

Cash and Cash Equivalents,
   Beginning of Year                                                168,834            1,420,014              225,236

Cash and Cash Equivalents,
   End of Year                                                $     127,530       $      168,834       $    1,420,014


Supplemental Disclosures of Cash
   Flow Information
    Cash paid during the year for
         Interest                                              $  4,230,667        $   4,160,291       $    4,701,320
         Income taxes (net of refunds)                              184,279              804,035              355,308


The accompanying notes to consolidated financial statements are an integral part of these statements.





Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Balance Sheets

As of June 30,                                                                    2005                  2004

Assets
   Gas Utility Plant, at cost                                              $174,711,253           $170,337,427
      Less - Accumulated provision for depreciation                         (58,171,285)           (55,121,511)

         Net gas plant                                                     $116,539,968           $115,215,916

   Current Assets
      Cash and cash equivalents                                         $       127,530        $       168,834
      Accounts receivable, less accumulated provision for
         doubtful accounts of $310,000 and $300,000 in
         2005 and 2004, respectively                                          6,549,567              4,771,380
      Gas in storage, at average cost                                         9,193,664              7,749,089
      Deferred gas costs                                                      2,646,868              1,523,632
      Materials and supplies, at first-in, first-out cost                       957,786                352,762
      Prepayments                                                                993,507             1,190,818

         Total current assets                                             $  20,468,922          $  15,756,515

   Other Assets
      Cash surrender value of officers' life
        insurance (face amount of $1,236,009)                           $       387,193        $       376,930
      Note receivable from officer                                               86,000                110,000
      Prepaid pension cost (Note 4)                                           3,171,247              2,694,151
     Unamortized debt expense and other (Notes 1 and 8)                       4,108,887              4,218,617

         Total other assets                                              $    7,753,327         $    7,399,698

            Total assets                                                   $144,762,217           $138,372,129


The accompanying notes to consolidated financial statements are an integral part of these statements.





Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Balance Sheets (continued)

As of June 30,                                                                 2005                2004

Liabilities and Shareholders' Equity

   Capitalization (See Consolidated Statements
   of Capitalization)
      Common shareholders' equity
         Common shares ($1.00 par value)                                  $    3,229,988     $     3,200,715
         Premium on common shares                                             44,973,352          44,236,128
         Capital stock expense                                                (2,597,999)         (2,597,999)
         Retained earnings                                                     5,194,113           3,991,317
            Total common shareholders' equity                              $  50,799,454      $   48,830,161

      Long-term debt (Notes 8 and 9)                                          52,707,000          53,049,000

            Total capitalization                                            $103,506,454       $ 101,879,161

   Current Liabilities
      Notes payable (Note 7)                                              $    5,959,122     $     4,738,180
      Current portion of long-term debt (Notes 8 and 9)                        1,650,000           1,650,000
      Accounts payable                                                         7,404,478           6,609,787
      Accrued taxes                                                            1,116,178           1,027,937
      Customers' deposits                                                        472,512             433,809
      Accrued interest on debt                                                   899,964             901,370
      Accrued vacation                                                           661,337             624,604
      Other liabilities                                                        1,394,490             858,031

           Total current liabilities                                       $  19,558,081       $  16,843,718

   Deferred Credits and Other
      Deferred income taxes                                                $  18,493,300       $  17,597,611
      Investment tax credits                                                     288,200             326,200
      Regulatory liabilities (Note 1)                                          2,581,387           1,431,600
      Advances for construction and other                                        334,795             293,839

          Total deferred credits and other                                 $  21,697,682       $  19,649,250
  Commitments and Contingencies (Note 11)
              Total liabilities and shareholders' equity                    $144,762,217        $138,372,129

The accompanying notes to consolidated financial statements are an integral part of these statements.





         Delta Natural Gas Company, Inc. and Subsidiary Companies

           Consolidated Statements of Changes in Shareholders' Equity


           For the Years Ended June 30,                                2005                2004                2003

           Common Shares
              Balance, beginning of year                           $  3,200,715       $   3,166,940       $   2,530,079
                 Common stock offering, $1.00 par value
                   of 600,000 shares issued in 2003                          --                  --             600,000
                 Dividend reinvestment and stock
                   purchase plan, $1.00 par value of 24,447,
                   29,129 and 30,821 shares issued in 2005,
                   2004 and 2003, respectively                           24,447              29,129              30,821
                Issued to directors, $1.00 par value of
                   900 shares in 2003                                        --                  --                 900
                 Employee stock purchase plan and
                   other, $1.00 par value of 4,826, 4,646
                   and 5,140 shares issued in 2005, 2004 and
                   2003, respectively                                     4,826               4,646               5,140

              Balance, end of year                                $   3,229,988       $   3,200,715      $    3,166,940

           Premium on Common Shares
              Balance, beginning of year                           $ 44,236,128        $ 43,462,433       $  30,330,330
                Premium on issuance of common shares
                 Common stock offering                                       --                  --          12,360,000
                 Dividend reinvestment and stock
                   purchase plan                                        624,489             670,243             644,906
                 Issued to directors                                         --                  --              19,638
                 Employee stock purchase plan and
                   other                                                112,735             103,452              107,559

              Balance, end of year                                 $ 44,973,352        $ 44,236,128       $  43,462,433

           Capital Stock Expense
              Balance, beginning of year                          $  (2,597,999)      $  (2,598,146)     $   (1,925,431)
                Common stock offering                                                              147          (672,715)
                                                                             --

              Balance, end of year                                $  (2,597,999)      $  (2,597,999)     $   (2,598,146)
           Accumulated Other Comprehensive Loss
              Balance, beginning of year                        $                     $  (2,050,636)    $
                                                                             --                                        --
                 Minimum pension liability adjustment,
                   net of tax benefit of $1,335,800                                       2,050,636          (2,050,636)
                                                                             --

              Balance, end of year                              $                -- $                    $   (2,050,636)
                                                                                                 --




           Delta Natural Gas Company, Inc. and Subsidiary Companies

           Consolidated Statements of Changes in Shareholders' Equity (continued)


           For the Years Ended June 30,                                2005                2004                2003


           Retained Earnings
              Balance, beginning of year                           $  3,991,317       $   3,912,006      $    3,247,299
                Net income                                            4,998,619           3,838,059           3,850,607
                Cash dividends declared on common
                  shares (See Consolidated
                  Statements of Income for rates)                    (3,795,823)         (3,758,748)         (3,185,900)

              Balance, end of year                                $   5,194,113       $   3,991,317      $    3,912,006

           Common Shareholders' Equity
               Balance, beginning of year                          $ 48,830,161        $ 45,892,597       $  34,182,277
                Comprehensive income
                   Net income                                     $   4,998,619        $    3,838,059      $    3,850,607
                   Other comprehensive income (loss)                                      2,050,636          (2,050,636)
                                                                             --
                     Comprehensive income                         $   4,998,619       $   5,888,695      $    1,799,971
                Issuance of common stock                                766,497             807,617          13,096,249
                Dividends on common stock                            (3,795,823)         (3,758,748)         (3,185,900)

               Balance, end of year                                $ 50,799,454        $ 48,830,161       $  45,892,597

           The accompanying notes to consolidated financial statements are an integral part of these statements.





Delta Natural Gas Company, Inc. and Subsidiary Companies

Consolidated Statements of Capitalization

As of June 30,                                            2005            2004

Common Shareholders' Equity
   Common shares, par value $1.00 per share
     (Notes 4 and 5)
     Authorized 6,000,000 shares
     Issued and outstanding 3,229,988 and 3,200,715
         shares in 2005 and 2004, respectively $    3,229,988   $   3,200,715
   Premium on common shares                         44,973,352      44,236,128
   Capital stock expense                            (2,597,999)     (2,597,999)
   Retained earnings (Note 8)                       5,194,113       3,991,317

      Total common shareholders' equity         $  50,799,454   $  48,830,161

Long-Term Debt (Notes 8 and 9)
   Debentures, 6 5/8%, due 2023                 $  10,589,000   $  10,872,000
   Debentures, 7.0%, due 2023                      20,000,000      20,000,000
   Debentures, 7.15%, due 2018                     23,768,000      23,827,000

      Total debt                               $   54,357,000   $  54,699,000

   Less amounts due within one year,
     included in current liabilities               (1,650,000)     (1,650,000)

      Total long-term debt                     $   52,707,000   $  53,049,000

         Total capitalization                   $ 103,506,454    $101,879,161


The accompanying notes to consolidated financial statements are an integral part of these statements.








DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  Summary of Significant Accounting Policies

     (a) Principles of Consolidation Delta Natural Gas Company, Inc. ("Delta" or "the Company") sells natural gas to approximately 40,000 customers on our distribution system in central and southeastern Kentucky. We have three wholly-owned subsidiaries. Delta Resources, Inc. ("Delta Resources") buys gas and resells it to industrial or other large use customers on Delta's system. Delgasco, Inc. buys gas and resells it to Delta Resources and to customers not on Delta's system. Enpro, Inc. owns and operates production properties and undeveloped acreage. All subsidiaries of Delta are included in the consolidated financial statements. Intercompany balances and transactions have been eliminated. Certain reclassifications have been made to prior-period amounts to conform to the 2005 presentation.

     (b) Cash Equivalents For the purposes of the Consolidated Statements of Cash Flows, all temporary cash investments with a maturity of three months or less at the date of purchase are considered cash equivalents.

     (c) Depreciation We determine the provision for depreciation using the straight-line method and by the application of rates to various classes of utility plant. The rates are based upon the estimated service lives of the properties and were equivalent to composite rates of 2.6%, 2.8%, and 2.9% of average depreciable plant for 2005, 2004 and 2003, respectively.

     (d) Maintenance All expenditures for maintenance and repairs of units of property are charged to the appropriate maintenance expense accounts in the month incurred. A betterment or replacement of a unit of property is accounted for as an addition and retirement of utility plant. At the time of such a retirement, the accumulated provision for depreciation is charged with the original cost of the property retired.

     (e) Gas Cost Recovery We have a Gas Cost Recovery ("GCR") clause which provides for a dollar-tracker that matches revenues and gas costs and provides eventual dollar-for-dollar recovery of all gas costs incurred by the regulated segment and approved by the Kentucky Public Service Commission. We expense gas costs based on the amount of gas costs recovered through revenue. Any differences between actual gas costs and those estimated costs billed are deferred and reflected in the computation of future billings to customers using the GCR mechanism.

     (f) Revenue Recognition We bill our customers on a monthly meter reading cycle. At the end of each month, gas service which has been rendered from the latest date of each cycle meter reading to the month-end is unbilled. Prior to November, 2004, we recorded regulated revenues and gas costs on a billed basis in accordance with the ratemaking treatment followed by the Kentucky Public Service Commission for both financial reporting and regulatory purposes. In connection with receiving the rate order discussed in Note 12, we began estimating regulated unbilled revenues and gas costs as of the end of the month and reflecting those amounts in our financial statements. Therefore, at June 30, 2005, we estimated that 58,000 Mcf of the gas consumed by our customers during June was unbilled. Reflecting the sales of these unbilled volumes in the accompanying financial statements resulted in a non-recurring increase to operating income of $617,000 and net income of $379,000 for the twelve months ended June 30, 2005. At June 30, 2005, unbilled revenues of $1,246,000 and unbilled gas costs of $629,000 are included in accounts receivable and accounts payable, respectively, in the accompanying consolidated balance sheet.

     (g) Revenues and Customer Receivables We serve 40,000 customers in central and southeastern Kentucky. Revenues and customer receivables arise primarily from sales of natural gas to customers and from transportation services for others. Provisions for doubtful accounts are recorded to reflect the expected net realizable value of accounts receivable.

     (h) Use of Estimates The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (i) Rate Regulated Basis of Accounting Our regulated operations follow the accounting and reporting requirements of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation". The economic effects of regulation can result in a regulated company recovering costs from customers in a period different from the period in which the costs would be charged to expense by an unregulated enterprise. When this results, costs are deferred as assets in the consolidated balance sheet (regulatory assets) and recorded as expenses when such amounts are reflected in rates. Additionally, regulators can impose liabilities upon a regulated company for amounts previously collected from customers and for current collection in rates of costs that are expected to be incurred in the future (regulatory liabilities). The amounts recorded as regulatory assets and regulatory liabilities are as follows:

  Regulatory assets ($000)                               2005           2004

     Deferred gas cost                                 2,647           1,524
     Loss on extinguishment of debt                    2,128           2,257
     Rate case and gas audit expense                     218             152
         Total regulatory assets                       4,993           3,933

  Regulatory liabilities ($000)

     Accrued cost of removal on long-lived assets        850             784
     Regulatory liability for deferred income taxes    1,731             648
         Total regulatory liabilities                  2,581           1,432

     We are currently earning a return on loss on extinguishment of debt and rate case expenses, which are classified as other assets in the accompanying Consolidated Balance Sheets. Deferred gas costs are presented every three months to the Kentucky Public Service Commission for recovery in accordance with the gas cost recovery rate mechanism. The increase in regulatory liability for deferred income taxes is the result of a reduction of the Kentucky corporate income tax rate as discussed in Note 3 of the Notes to Consolidated Financial Statements.

     (j) Impairment of Long-Lived Assets We evaluate long-lived assets for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. The determination of whether an impairment has occurred is based on an estimate of undiscounted future cash flows attributable to the assets, as compared with the carrying value of the assets. If an impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value of the assets and recording a provision for an impairment loss if the carrying value is greater than the fair value. Until the assets are disposed of, their estimated fair value is re-evaluated when circumstances or events change. In the opinion of management, our long-lived assets are appropriately valued in the accompanying financial statements.

     (k) Derivatives We purchase and sell natural gas. Many of our gas purchase and sale contracts qualify as a derivative under Statement of Financial Accounting Standards No. 133. All such contracts have been designated as normal purchases and sales and as such are accounted for under the accrual basis and are not recorded at fair value in the accompanying financial statements.


(2)  New Accounting Pronouncements

     In June, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, entitled Accounting for Asset Retirement Obligations, and Delta adopted this statement effective July 1, 2002. Statement No. 143 addresses financial accounting for legal obligations associated with the retirement of long-lived assets. Upon adoption of this statement, as of July, 2002, we recorded $178,000 of asset retirement obligations in the balance sheet primarily representing the current estimated fair value of our obligation to plug oil and gas wells at the time of abandonment. Of this amount, $47,000 was recorded as incremental cost of the underlying property, plant and equipment. The cumulative effect on earnings of adopting this new statement was a charge to earnings of $88,000 (net of income taxes of $55,000), representing the cumulative amounts of depreciation and depletion expenses and changes in the asset retirement obligation due to the passage of time for historical accounting periods. We also have asset retirement obligations which have indeterminate settlement dates. These obligations, which relate to our gas wells and oil lines at our storage facility and compressor station sites, are not recorded until an estimated range of potential settlement dates is known, according to Statement No. 143. In accordance with established regulatory practices, we accrue costs of removal on long-lived assets through depreciation expense if we believe removal of the assets at the end of their useful life is likely even though such costs do not represent legal obligations, under Statement No. 143. In accordance with the provisions of Statement of Financial Accounting Standards No. 71, entitled Accounting for the Effects of Certain Types of Regulation, we have recorded approximately $850,000 and $784,000 of such accrued cost of removal as regulatory liabilities on the accompanying balance sheets as of June 30, 2005 and 2004, respectively.

     In March 2005, the Financial Accounting Standards Board issued Interpretation No. 47, entitled Accounting for Conditional Asset Retirement Obligations. An asset retirement obligation is conditional when either the timing or the method of setting the obligation (or both) is conditioned on a future event. We are currently evaluating our asset retirement obligations in light of Interpretation No. 47 and the impact, if any, adopting this Interpretation will have on our June 30, 2006 financial position or results of operations.

(3)   Income Taxes

     We provide for income taxes on temporary differences resulting from the use of alternative methods of income and expense recognition for financial and tax reporting purposes. The differences result primarily from the use of accelerated tax depreciation methods for certain properties versus the straight-line depreciation method for financial reporting purposes, differences in recognition of purchased gas cost and certain accruals which are not currently deductible for income tax purposes. Investment tax credits were deferred for certain periods prior to fiscal 1987 and are being amortized to income over the estimated useful lives of the applicable properties. We utilize the asset and liability method for accounting for income taxes, which requires that deferred income tax assets and liabilities be computed using tax rates that will be in effect when the book and tax temporary differences reverse. Deferred income tax balances at June 30, 2005 reflect a 2.25% decrease in the state of Kentucky corporate income tax rate being phased in through fiscal 2008. Changes in tax rates applied to accumulated deferred income taxes are not immediately recognized in operating results because of ratemaking treatment. A regulatory liability has been established to recognize the regulatory obligation to refund these excess deferred taxes through customer rates. The increase in deferred tax assets for regulatory liabilities in the table below is primarily due to establishing additional regulatory liability as a result of the Kentucky corporate tax rate decrease. The current portion of net accumulated deferred income tax liability is shown as other liabilities and the long-term portion is shown as deferred income taxes on the accompanying balance sheets. The temporary differences which gave rise to the net accumulated deferred income tax liability for the periods are as follows:



                                             2005                   2004
Deferred Tax Liabilities
    Accelerated depreciation              $ 18,724,100           $ 17,646,300
    Deferred gas cost                        1,022,200                601,000
    Pension                                  1,766,800              1,365,400
    Debt issuance expense                      711,100                780,400
    Other                                      312,600                279,900

       Total                              $ 22,536,800           $ 20,673,000

Deferred Tax Assets
    Alternative minimum tax credits      $   1,462,400          $   1,601,789
    Regulatory liabilities                     981,600                255,600
    Investment tax credits                     109,900                128,700
    Other                                      489,900                719,300

        Total                            $   3,043,800          $   2,705,389

         Net accumulated deferred
           income tax liability           $ 19,493,000           $ 17,967,611



     The components of the income tax provision are comprised of the following for the years ended June 30:

                                         2005           2004            2003
Components of Income Tax Expense
    Current
       Federal                       $    312,800   $   (149,800)   $    258,700
       State                              156,100        539,800          64,200
          Total                      $    468,900   $    349,000    $    322,900
    Deferred                            2,634,300      1,969,600       2,090,457
          Income tax expense          $ 3,103,200    $ 2,359,600     $ 2,413,357

     Reconciliation of the statutory federal income tax rate to the effective income tax rate is shown in the table below: 2005 2004 2003

Statutory federal income tax rate           34.0%         34.0%          34.0%
State income taxes, net of federal benefit   5.3           5.3            5.2
Amortization of investment tax credits      (0.5)         (0.6)          (0.6)
Other differences, net                      (0.1)         (0.3)          (0.3)

     Effective income tax rate              38.7%         38.4%          38.3%


(4)  Employee Benefit Plans

     (a) Defined Benefit Retirement Plan We have a trusteed, noncontributory, defined benefit pension plan covering all eligible employees. Retirement income is based on the number of years of service and annual rates of compensation. The Company makes annual contributions equal to the amounts necessary to fund the plan adequately.

     Effective April 1, 2002, our Board of Directors adopted a plan amendment which enhanced the formula for benefits paid under our Company's Defined Benefit Retirement Plan. In September, 2002, our Board of Directors approved an amendment to the Plan effective November 1, 2002. The plan amendment reduced the formula for benefits paid under the plan for future service and restricted participants from taking lump-sum distributions from the plan.


     Our obligations and the funded status of our plan, measured at March 31, are as follows:



                                                     2005            2004
Change in Benefit Obligation
  Benefit obligation at beginning of year       $ 10,267,056    $   9,214,925
  Service cost                                       714,801          662,770
  Interest cost                                      612,370          557,183
  Actuarial loss                                   1,017,431           87,936
  Benefits paid                                     (524,826)        (255,758)
  Benefit obligation at end of year             $ 12,086,832     $ 10,267,056


Change in Plan Assets
  Fair value of plan assets at beginning of
        year                                    $ 10,450,066     $  8,310,322
  Actual return on plan assets                       343,517        1,645,573
  Employer contributions                           1,032,656          749,929
  Benefits paid                                     (524,826)        (255,758)
  Fair value of plan assets at end of year      $ 11,301,413      $10,450,066

  Funded status                               $     (785,419)   $     183,010
  Unrecognized net actuarial loss                  5,068,790        3,709,444
  Unrecognized prior service cost                 (1,112,124)      (1,198,303)

    Net amount recognized as prepaid benefit
       costs in the statement of financial
       position                                $   3,171,247    $   2,694,151


Projected benefit obligation                      $ 12,086,832    $ 10,267,056
Accumulated benefit obligation                      10,936,279       9,932,355
Fair value of plan assets                           11,301,413      10,450,066




                                              2005        2004           2003
Components of  Net Periodic Benefit Cost
    Service cost                          $   714,801   $  662,770   $  601,607
    Interest cost                             612,370      557,183      636,649
    Expected return on plan assets           (863,061)    (670,823)    (756,731)
    Amortization of unrecognized net loss     177,629      262,483       61,873
    Amortization of prior service cost        (86,179)     (86,179)      (8,198)
         Net periodic benefit cost         $  555,560   $  725,434   $  535,200

Weighted-Average % Assumptions Used to
Determine Benefit Obligations
    Discount rate - pre-retirement             5.80         6.00          6.25
    Discount rate - post-retirement            5.75         5.75          5.75
    Rate of compensation increase              4.00         4.00          4.00

Weighted-Average % Assumptions Used to
Determine Net Periodic Benefit Cost
    Discount rate - pre-retirement             6.00         6.25          7.50
    Discount rate - post-retirement            5.75         5.75          5.71
    Expected long-term return on plan
         assets                                8.00         8.00          8.00
    Rate of compensation increase              4.00         4.00          4.00




     Our expected long-term rate of return on pension plan assets is based on our targeted asset allocation assumption of approximately 65 percent equity investments and approximately 35 percent fixed income investments.


Plan Assets

     Our pension plan weighted-average asset allocations as of the plan's measurement date (March 31) by asset category are as follows:

                                       2005                        2004

        Equity securities                 66%                         69%
        Debt securities                   25                          24
        Other                              9                           7
                                         100%                        100%

     Our equity investment target of approximately 65 percent includes allocations to domestic, international and emerging markets managers. Our asset allocation is designed to achieve a moderate level of overall portfolio risk in keeping with our desired risk objective. We regularly review our asset allocation and periodically rebalance our investments to our targeted allocation as appropriate.

     We expect to contribute $1,500,000 to the pension plan in 2006.

     The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid: 2006 $ 435,000 2007 145,000 2008 200,000
2009 275,000 2010 350,000 years 2011 - 2015 2,700,000

     The Statement of Financial Accounting Standards No. 106, entitled Employers' Accounting for Postretirement Benefits, and the Statement of Financial Accounting Standards No. 112, entitled Employers' Accounting for Postemployment Benefits, do not affect us as we do not provide postretirement or postemployment benefits other than the pension plan for retired employees.

     (b) Employee Savings Plan We have an Employee Savings Plan ("Savings Plan") under which eligible employees may elect to contribute a portion of their annual compensation up to the maximum amount permitted by law. Through June 30, 2004, the Company matched 50% of the employee's contribution up to a maximum Company contribution of 2.5% of the employee's annual compensation. From July 1, 2004, the Company matched 100% of the employee's contribution up to a maximum company contribution of 3.5% of the employee's annual compensation. For 2005, 2004, and 2003, Delta's Savings Plan expense was $234,000, $167,800 and $158,900, respectively.

     (c) Employee Stock Purchase Plan We had an Employee Stock Purchase Plan ("Stock Plan") under which qualified permanent employees were eligible to participate. Under the terms of the Stock Plan, such employees could contribute on a monthly basis 1% of their annual salary level (as of July 1 of each year) to be used to purchase Delta's common stock. We issued Delta common stock, based upon the fiscal year contributions, using an average of the high and low sale prices of Delta's stock as quoted in NASDAQ's National Market System on the last business day in June and matched those shares so purchased. Our expenses for the matching shares granted under the stock plan were $59,000 and $53,000 for the years ended June 30, 2004 and 2003, respectively. Therefore, stock with an equivalent market value of $118,000 was issued in July, 2004. Our Board discontinued the Stock Plan as of July 1, 2004.

     (d) Supplemental Retirement Agreement On February 24, 2005, Delta's Board of Directors adopted a nonqualified defined contribution supplemental retirement agreement for Glenn R. Jennings, Delta's President and Chief Executive Officer. Delta will contribute $60,000 annually into an irrevocable trust until Mr. Jennings' retirement. At retirement, the trustee will make annual payments of $100,000 to Mr. Jennings until the trust is depleted.


(5)  Dividend Reinvestment and Stock Purchase Plan

     Our Dividend Reinvestment and Stock Purchase Plan ("Reinvestment Plan") provides that shareholders of record can reinvest dividends and also make limited additional investments of up to $50,000 per year in shares of common stock of the Company. Under the Reinvestment Plan we issued 24,447, 29,129 and 30,821 shares in 2005, 2004 and 2003, respectively. We registered 150,000 shares for issuance under the Reinvestment Plan in December, 2000, and as of June 30, 2005 there were 21,869 shares still available for issuance.


(6)  Note Receivable From Officer

     Delta's note receivable from an officer on the accompanying balance sheet relates to a $160,000 loan made to Glenn R. Jennings, our President and Chief Executive Officer. The loan, secured by real estate owned by Jennings, bears interest at 6%, which Jennings pays monthly. Delta forgives $2,000 of the principal amount for each month of service Jennings completes. The outstanding balance on this loan was $86,000 as of June 30, 2005. In the event Jennings terminates his employment with Delta other than due to a change in control, or Jennings' employment is terminated for cause or as a result of his disability or death, the loan will become immediately due and payable.


(7)  Notes Payable and Line of Credit

     The current available line of credit with Branch Banking and Trust Company is $40,000,000, of which $5,959,000 and $4,738,000 were borrowed having a weighted average interest rate of 4.21% and 3.14% as of June 30, 2005 and 2004, respectively. The maximum amount borrowed during 2005 and 2004 was $18,574,000 and $19,034,000, respectively. The interest on this line is determined monthly at the London Interbank Offered Rate plus 1% on the used line of credit. The cost of the unused line of credit was .30% during fiscal 2005. Effective August 12, 2005 the cost of the unused line of credit was changed to .125% and the line of credit was extended through October 31, 2007.


 (8)  Long-Term Debt

     In February, 2003 we issued $20,000,000 of 7.00% Debentures that mature in February, 2023. Redemption of up to $25,000 annually will be made on behalf of deceased holders, up to an aggregate of $400,000 annually for all deceased beneficial owners. The 7.00% Debentures can be redeemed by us beginning in February, 2007 at a 2% premium, such premium declining ratably until it ceases in February, 2009.

     In March, 1998 we issued $25,000,000 of 7.15% Debentures that mature in March, 2018. Redemption of up to $25,000 annually will be made on behalf of deceased holders within 60 days of notice, subject to an annual aggregate $750,000 limitation. The 7.15% Debentures can be redeemed by us with no premium.

     In October, 1993 we issued $15,000,000 of 6 5/8% Debentures that mature in October, 2023. Each holder may require redemption of up to $25,000 annually, subject to an annual aggregate limitation of $500,000. Such redemption will also be made on behalf of deceased holders within 60 days of notice, subject to the annual aggregate $500,000 limitation. The 6 5/8% Debentures can be redeemed by us with no premium.

     In February, 2003, we redeemed $14,806,000 aggregate principal amount of 8.30% Debentures due 2026.

     We amortize debt issuance expenses over the life of the related debt on a straight-line basis, which approximates the effective yield method. At June 30, 2005 the unamortized balance was $3,831,000. Loss on extinguishment of debt of $2,128,000 included in the above has been deferred and is being amortized over the term of the related debt consistent with regulatory treatment.

     Our line of credit agreement and the indentures relating to all of our publicly held debentures contain defined "events of default" which, among other things, can make the obligation immediately due and payable. Of these, we consider the following covenants to be most significant:

o Dividend payments cannot be made unless consolidated shareholders' equity of the Company exceeds $25,800,000 (thus no retained earnings were restricted); and

o We may not assume any additional mortgage indebtedness in excess of $2,000,000 without effectively securing all debentures equally to such additional indebtedness.

     Furthermore, a default on the performance on any single obligation incurred in connection with our borrowings simultaneously creates an event of default with the line of credit and all of the debentures. We were not in default on any of our line of credit or debenture agreements during any period presented.


(9)  Fair Values of Financial Instruments

     The fair value of our Debentures is estimated using discounted cash flow analysis, based on our current incremental borrowing rates for similar types of borrowing arrangements. The fair value of our Debentures at June 30, 2005 and 2004 was estimated to be $60,750,000, and $55,758,000, respectively. The carrying amounts in the accompanying consolidated financial statements as of June 30, 2005 and 2004 are $54,357,000 and $54,699,000, respectively.

     The  carrying  amount of our other  financial  instruments  including  cash
equivalents,   accounts  receivable,   notes  receivable  and  accounts  payable
approximate their fair value.


(10)  Operating Leases

     Our operating leases relate primarily to well and compressor station site leases. Rental expense under long-term operating leases was $88,000, $87,000 and $90,000 for the three years ending June 30, 2005, 2004 and 2003, respectively.


(11)  Commitments and Contingencies

     We have entered into individual employment agreements with our five officers. The agreements expire or may be terminated at various times. The agreements provide for continuing monthly payments or lump sum payments and continuation of specified benefits over varying periods in certain cases following defined changes in ownership of the Company. In the event all of these agreements were exercised in the form of lump sum payments, approximately $3.2 million would be paid in addition to continuation of specified benefits for up to five years.

     A lawsuit was filed on January 24, 2005 against us by a former employee, alleging that we did not pay appropriate compensation for the employee's work for us over the period from January, 1982 through December, 2002. Although we believe that the complaint has no merit, and we intend to vigorously defend against it, we cannot predict the outcome of this action on our liquidity, financial condition or results of operations.




(12)   Regulatory Matters

     The Kentucky Public Service Commission exercises regulatory authority over our retail natural gas distribution and our transportation services. The Kentucky Public Service Commission regulation of our business includes setting the rates we are permitted to charge our retail customers and our transportation customers.

     We monitor our need to file requests with the Kentucky Public Service Commission for a general rate increase for our retail gas and transportation services. Through these general rate cases, we are able to adjust the sales prices of our retail gas we sell to and transport for our customers.

     On April 5, 2004, we filed a request for increased base rates with the Kentucky Public Service Commission. This general rate case (Case No. 2004-00067) requested an annual increase in revenues of $4,277,000, an increase of 7.41%. The test year for the case was the twelve months ended December 31, 2003. The Public Service Commission approved new base rates effective October 7, 2004. The approved rates were based upon a return on equity of 10.5% and provide for additional annual revenues of approximately $2,756,000.

     The Kentucky Public Service Commission has also approved a gas cost recovery clause, which permits us to adjust the rates charged to our customers to reflect changes in our natural gas supply costs. Although we are not required to file a general rate case to adjust rates pursuant to the gas cost recovery clause, we are required to make quarterly filings with the Kentucky Public Service Commission. Under and over-recovered gas costs are collected or refunded through adjustments to customer bills beginning three months after the end of the quarter in which the actual gas costs were incurred. Additionally, we have a weather normalization clause in our rate tariffs, approved by the Kentucky Public Service Commission, which allows us to adjust our rates to residential and small non-residential customers to reflect variations from thirty year average weather for our November through March billing cycles. These adjustments to customer bills are made on a real time basis such that there is no lag in collecting from or refunding to customers the related dollar amounts.

     In addition to regulation by the Kentucky Public Service Commission, we may obtain non-exclusive franchises from the cities and communities in which we operate authorizing us to place our facilities in the streets and public grounds. No utility may obtain a franchise until it has obtained approval from the Kentucky Public Service Commission to bid on a local franchise. We hold franchises in four of the cities and seven of the communities we serve. In the other cities and communities we serve, either our franchises have expired, the communities do not have governmental organizations authorized to grant franchises, or the local governments have not required or do not want to offer a franchise. We attempt to acquire or reacquire franchises whenever feasible.

     Without a franchise, a local government could require us to cease our occupation of the streets and public grounds or prohibit us from extending our facilities into any new area of that city or community. To date, the absence of a franchise has caused no adverse effect on our operations.


(13)  Operating Segments

     Our Company has two segments: (i) a regulated natural gas distribution, transmission and storage segment, and (ii) a non-regulated segment which participates in related ventures, consisting of natural gas marketing and production. The regulated segment serves residential, commercial and industrial customers in the single geographic area of central and southeastern Kentucky. Virtually all of the revenue recorded under both segments comes from the sale or transportation of natural gas. Price risk for the regulated business is mitigated through our Gas Cost Recovery Clause, approved quarterly by the Kentucky Public Service Commission. Price risk for the non-regulated business is mitigated by efforts to balance supply and demand. However, there are greater risks in the non-regulated segment because of the practical limitations on the ability to perfectly predict our demand. In addition, we are exposed to price risk resulting from changes in the market price of gas and uncommitted gas volumes of our non-regulated companies. A single customer, Citizens Gas Utility District, provided $10,620,000 of non-regulated revenues during 2005.

     The  segments  follow the same  accounting  policies  as  described  in the
Summary of Significant Accounting Policies in Note 1 of the Notes to Consolidated Financial Statements. Intersegment revenues and expenses consist of intercompany revenues and expenses from the sale and purchase of gas as well as intercompany gas transportation services. Intersegment transportation revenue and expense is recorded at our tariff rates. Operating expenses, taxes and interest are allocated to the non-regulated segment.

         Segment information is shown below for the periods:



 ($000)                                        2005            2004       2003
Operating Revenues
      Regulated
         External customers                   52,210         52,103     47,769
         Intersegment                          3,357          3,247      3,131
              Total regulated                 55,567         55,350     50,900
      Non-regulated
         External customers                   31,971         27,091     20,611
      Eliminations for intersegment           (3,357)        (3,247)    (3,131)
              Total operating revenues        84,181         79,194     68,380

Operating Expenses
      Regulated
         Purchased gas                        28,945         30,947     26,595
         Depreciation                          4,125          4,302      4,163
         Income taxes                          1,701          1,402      1,395
         Other                                13,557         12,007     11,823
              Total regulated                 48,328         48,658     43,976
      Non-regulated
         Purchased gas                        24,502         21,026     14,397
         Depreciation                            125            130        150
         Income taxes                          1,416            958        963
         Other                                 3,780          3,495      3,499
              Total non-regulated             29,823         25,609     19,009
      Eliminations for intersegment           (3,357)        (3,247)    (3,131)
              Total operating expenses        74,794         71,020     59,854

Other Income and Deductions, Net
      Regulated                                   55             61         48
      Non-regulated                               22               --        --
             Total other income and
                 deductions                       77              61        48

Interest Charges
      Regulated                                4,493          4,409      4,624
      Non-regulated                              (28)           (13)        11
      Eliminations for intersegment                --             --         --
             Total interest charges            4,465          4,396      4,635



Net Income
      Regulated                                2,800          2,344      2,348
      Non-regulated                            2,199          1,494      1,503
              Total net income                 4,999          3,838      3,851

Assets
      Regulated                              141,841        135,084    130,937
      Non-regulated                            2,921          3,288      2,350
             Total assets                    144,762        138,372    133,287

Capital Expenditures
      Regulated                                5,337          8,957      8,827
      Non-regulated                                1              2        12
             Total capital expenditures        5,338          8,959      8,839



(14)     Quarterly Financial Data (Unaudited)

     The quarterly data reflects, in the opinion of management, all normal recurring adjustments necessary to present fairly the results for the interim periods.

                                                                               Basic and
                                                                            Diluted Earnings
                                                                           (Loss) per Common
                                                         Income (Loss)        Share Before
                                                       Before Cumulative   Cumulative Effect
                                                          Effect of a       of a Change in                           Basic and
                                                           Change in           Accounting                             Diluted
                                                           Accounting        Principle (a)                        Earnings (Loss)
                       Operating         Operating         Principle                              Net Income         per Common
  Quarter Ended         Revenues       Income (Loss)                                                (Loss)           Share (a)

Fiscal 2005 (b)

September 30           $ 9,811,632     $     (40,449)  $  (1,120,749)       $        ( .35)    $  (1,120,749)     $       (.35)
December 31             25,778,315         3,895,809       2,789,051                     .87        2,789,051               .87
March 31                33,382,247         4,851,919       3,725,855                   1.16         3,725,855              1.16
June 30                 15,209,039           679,648        (395,538)                   (.13)        (395,538)             (.13)

Fiscal 2004

September 30          $ 10,137,842      $   217,878    $    (863,725)      $       (.27)         $    (863,725)      $    (.27)
December 31             16,828,444        1,534,667          409,027                .13                409,027             .13
March 31                35,587,614        4,884,292        3,794,193               1.19              3,794,193            1.19
June 30                 16,639,714        1,536,467          498,564                .16                498,564             .16



(a) Quarterly earnings per share may not equal annual earnings per share due to changes in shares outstanding.

(b) We recorded 58,000 Mcf of unbilled sales at June 30, 2005, resulting in non-recurring increases of $1,246,000 in operating revenues, $617,000 in operating income, $379,000 in net income and $.12 in basic and diluted earnings per common share for fiscal 2005.






                                                                                                            SCHEDULE II


                               DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES
                                           VALUATION AND QUALIFYING ACCOUNTS
                                   FOR THE YEARS ENDED JUNE 30, 2005, 2004, AND 2003


           Column A                 Column B                  Column C                   Column D         Column E
                                                              Additions                 Deductions
                                                                      Charged to
                                   Balance at       Charged to      Other Accounts   Amounts Charged
                                  Beginning of       Costs and       Recoveries           Off           Balance at
Description                          Period          Expenses                            Or Paid       End of Period

Deducted From the Asset to
Which it Applies - Allowance
for doubtful accounts for the
years ended:

June 30, 2005                   $    300,000      $    467,042      $    74,926       $  531,968         $   310,000
June 30, 2004                         350,000           391,360           65,844          507,204             300,000
June 30, 2003                         165,000           536,910           63,351          415,261             350,000









                                                                                                         EXHIBIT 12


                                  DELTA NATURAL GAS COMPANY, INC. AND SUBSIDIARY COMPANIES
                                     COMPUTATION OF THE CONSOLIDATED RATIO OF EARNINGS
                                                      TO FIXED CHARGES



                                     2005               2004               2003               2002              2001

Earnings
  Net income                        $ 4,998,619       $3,838,059         $3,850,607         $3,636,713        $3,635,895
  Provisions for income
    taxes                             3,103,200        2,359,600          2,413,357          2,249,500         2,232,500
  Fixed charges                       4,494,445        4,424,777          4,665,030          4,806,457         5,140,965

       Total                        $12,596,264      $10,622,436        $10,928,994        $10,692,670       $11,009,360


Fixed Charges
  Interest on debt                  $ 4,229,261       $4,158,988         $4,441,037         $4,620,597        $4,955,805
  Amortization of debt
    expense                             236,184          236,789            193,993            161,160           161,160
  One third of rental
    expense                              29,000           29,000             30,000             24,700            24,000

       Total                        $ 4,494,445       $4,424,777         $4,665,030         $4,806,457        $5,140,965


Ratio of earnings to
  fixed charges                           2.80x            2.40x              2.34x              2.22x             2.14x


                                                                  EXHIBIT 21


                         Subsidiaries of the Registrant



     Delgasco, Inc., Enpro, Inc. and Delta Resources, Inc. are wholly-owned subsidiaries of the Registrant, are incorporated in the state of Kentucky and do business under their corporate names.






                                                                   EXHIBIT 23





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in Registration Statement No. 33-104301 of (1) our report dated August 31, 2005 relating to the financial statements and financial statement schedule of Delta Natural Gas Company, Inc. and subsidiaries (which report expresses an unqualified opinion on the Company's consolidated financial statements and financial statement schedule and includes an explanatory paragraph referring to the Company's change effective July 1, 2002 in its method of accounting for asset retirement obligations) and (2) our report dated August 31, 2005 relating to management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Delta Natural Gas Company Inc. for the year ended June 30, 2005.

DELOITTE & TOUCHE LLP

Cincinnati, Ohio
August 31, 2005













                                                                  Exhibit 31.1


                  CERTIFICATION OF THE CHIEF EXECUTIVE OFFICER

            PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002


  I, Glenn R. Jennings, certify that:

     1. I have reviewed this annual report on Form 10-K of Delta Natural Gas Company, Inc.;

     2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

     3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

     4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

     a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

     b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

     c) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

     d) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's Board of Directors (or persons performing the equivalent functions):

     a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

  Date:  September 2, 2005


  By:   /s/Glenn R. Jennings
        Glenn R. Jennings
        President and Chief Executive Officer










                                                                  Exhibit 31.2

                  CERTIFICATION OF THE CHIEF FINANCIAL OFFICER

            PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002


I, John F. Hall, certify that:

     1. I have reviewed this annual report on Form 10-K of Delta Natural Gas Company, Inc.;

     2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

     3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

     4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

     a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

     b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

     c) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

     d) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

     5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's Board of Directors (or persons performing the equivalent functions):

     a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

         Date:    September 2, 2005


         By:      /s/John F. Hall
                  John F. Hall
                  Vice President - Finance, Secretary and Treasurer







                                                                  Exhibit 32.1


                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002


     In connection with the Annual Report of Delta Natural Gas Company, Inc. on Form 10-K for the period ending June 30, 2005 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Glenn R. Jennings, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, to the best of my knowledge and belief, that:

     (1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of Delta Natural Gas Company, Inc.




         /s/Glenn R. Jennings
         Glenn R. Jennings
         President and Chief Executive Officer

         September 2, 2005



















                                                                  Exhibit 32.2


                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002


In connection with the Annual Report of Delta Natural Gas Company, Inc. on Form 10-K for the period ending June 30, 2005 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, John F. Hall, Vice President - Finance, Secretary and Treasurer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, to the best of my knowledge and belief, that:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of Delta Natural Gas Company, Inc.







             /s/John F. Hall
             John F. Hall
             Vice President - Finance, Secretary and Treasurer

             September 2, 2005